Exhibit 1.1

The Carphone Warehouse Group PLC

CPW Retail Holdings Limited

Best Buy Co., Inc.

Best Buy Distributions Limited

SALE AND PURCHASE AGREEMENT

relating to the sale and purchase of 50% of
the issued ordinary share capital of
CPW Distribution Holdings Limited

7 May 2008

2

EXHIBITS REFERRED TO IN THIS AGREEMENT

SCHEDULE 9 DEFINITIONS AND INTERPRETATION	61
EXHIBIT 1	THIRD PARTY ASSURANCES
EXHIBIT 2	INFORMATION ON NEWCO COMPANIES
Part A:	Details of the Company
Part B:	Details of the subsidiaries of the Company
EXHIBIT 3	SUMMARY OF INSURANCES
EXHIBIT 4	Key PROPERTIES
EXHIBIT 5	KEY MANAGERS

AGREED FORM DOCUMENTS

Best Buy Loan Agreement

Best Buy Mobile Agreement

CPW Loan Agreement

Class 1 Resolutions

Consortium Relief Agreement

Geek Squad SPA

January Balance Sheet

Reorganisation Steps Paper

Revolving Credit Facility Agreement

Services Agreement

Shareholders’ Agreement

Telecoms Distribution Agreement

Telecoms Services Agreement

Voting Power of Attorney

3

AGREEMENT

Dated 7 May 2008

PARTIES:

1.                                       THE CARPHONE WAREHOUSE GROUP PLC a company registered in England and Wales (company number 03253714) whose registered office is at 1 Portal Way, London, W3 6RS, United Kingdom (CPW);

2.                                       The company to be renamed CPW RETAIL HOLDINGS LIMITED (currently named CPWCO 13 LIMITED) a company registered in England and Wales (company number 06585729) whose registered office is at 1 Portal Way, London, W3 6RS, United Kingdom (CPW Affiliate);

3.                                       BEST BUY CO., INC. a company registered in the State of Minnesota whose registered office is at 7001 Penn Avenue South Richfield, MN 55423, United States of America (Best Buy); and

4.                                       BEST BUY DISTRIBUTIONS LIMITED a company registered in England and Wales (company number 06576708) whose registered office is at 100 New Bridge Street, London EC4V 6JA, United Kingdom (Best Buy Acquisition Co),

(together the parties).

WHEREAS:

(A)                              CPW has agreed to undertake the CPW Reorganisation and Best Buy has agreed to undertake the Best Buy Reorganisation; and

(B)                                Best Buy Acquisition Co has agreed to acquire the Shares, which shall represent 50% of the issued Ordinary Shares.

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 9.

IT IS AGREED:

1. SALE AND PURCHASE OF SHARES IN NEWCO

1.1                                 The Sellers shall sell, and Best Buy Acquisition Co shall purchase, the Shares with effect from Closing, with full title guarantee and free from all Third Party Rights, and with all rights then attaching to them (including the right to receive all distributions and dividends declared, paid or made in respect of the Shares) after Closing.

1.2                                 The sale and purchase of the Shares shall be on the terms set out in this Agreement.

2. PRICE

2.1                                 The price for the Shares (the Price) shall be the amount which results from the following formula:

P	=	EV – Core Debt
2

where:

P is the Price;

EV is the Enterprise Value; and

Core Debt means, £112 million if the Closing Date is in June 2008, £142 million if the Closing Date is in July 2008, £129 million if the Closing Date is in August 2008, £62 million if the Closing Date is in September 2008 and £140 million if the Closing Date is in October 2008, plus the amount by which Total Newco Debt has increased or minus the amount by which the Total Newco Debt has decreased as a result of the Reorganisation (the amount of such increase or decrease being the Reorganisation Adjustment, which shall be a positive number in the case of an increase and a negative number in the case of a decrease).

2.2                                 The Price shall (subject to any adjustment, if applicable, pursuant to clause 2.3 or as a result of any adjustment to Core Debt under this Agreement) be adopted as the price paid for the Shares for all tax reporting purposes.

2.3                                 Any payment made in satisfaction of a liability arising under a CPW Obligation or a Best Buy Obligation shall adjust the Price.

2.4                                 CPW shall ensure that the Reorganisation Adjustment is not of an amount such that Core Debt exceeds Enterprise Value.

2.5                                 The loan under the Best Buy Loan Agreement shall be 50% of the Core Debt and the initial amount of the loan under the CPW Loan Agreement shall be 100% of the Core Debt, and each shall be drawn down or deemed drawn down in accordance with the Shareholders’ Agreement.

3. WORKING CAPITAL AMOUNT

3.1                                 At least five Business Days prior to the Closing Date, CPW shall deliver to Best Buy its bona fide estimate of the Core Debt and Working Capital Amount, together with reasonable supporting evidence in respect thereof. CPW and Best Buy shall discuss the basis on which the estimate has been prepared.

3.2                                 The parties estimate that the Working Capital Amount will be zero, but recognise that working capital is relatively volatile due to the needs of the Distribution Business in the ordinary course.

3.3                                 After Closing, CPW shall prepare (or procure that its accountants prepare) the Closing Statement, and CPW and Best Buy shall agree the Closing Statement in accordance with Schedule 6 and stating each of the Key Amounts.

3.4                                 If the Working Capital Amount is not the same as the opening balance under the Working Capital Facility at Closing, the balance shall be corrected and recalculated to reflect the actual Working Capital Amount. The procedure in Schedule 6 shall apply to any such correction and recalculation, mutatis mutandis.

4. CONDITIONS TO CLOSING

4.1                                 losing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

(a)                                  the passing of the Class 1 Resolutions;

(b)                                 completion of each step of the Reorganisation required to be completed before Closing; and

(c)                                  the FSA having approved of Best Buy and Best Buy Acquisition Co (and all other persons who would by virtue of the performance of this Agreement acquire control) having control (as defined in FSMA) of each UK Authorised Person which is a member of the Newco Group unconditionally in writing or in accordance with section 184(2) of FSMA or subject to conditions which are satisfactory to Best Buy and to CPW (acting in good faith) (the FSA Condition).

4.2                                 Best Buy shall provide to CPW all information and other reasonable assistance required or reasonably necessary to finalise the Circular.

4.3                                 Best Buy and CPW shall provide each other and the FSA with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to the FSA in relation to the satisfaction of the FSA Condition, and shall reasonably co-operate with each other for this purpose.

4.4                                 The Conditions in clause 4.1 may only be waived by the written agreement of CPW and Best Buy.

4.5                                 CPW and Best Buy shall each notify the other promptly upon becoming aware that any of the Conditions have been fulfilled, in the case of the condition in clause 4.1(b) accompanied by the relevant documentation. The first Business Day on or by which all Conditions have been fulfilled (or waived in accordance with clause 4.4) shall be the Unconditional Date, provided that the Unconditional Date shall not occur prior to 1 June 2008.

4.6                                 If the Unconditional Date has not occurred on or before 31 October 2008, unless the parties agree otherwise in writing this Agreement shall automatically terminate (other than the Surviving Provisions). In such event, no party (nor any of its Affiliates including, in the case of the Sellers, the Newco Group) shall have any claim under this Agreement of any nature whatsoever against the other party (or any of its Affiliates including, in the case of the Sellers, the Newco Group) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

5. REORGANISATION

5.1                                 CPW shall use all reasonable efforts to implement the CPW Reorganisation in accordance with the Reorganisation Steps Paper as soon as reasonably practicable after the date of this Agreement.

5.2                                 CPW shall be entitled between the date of this Agreement and the Closing Date to finalise market valuations and at its discretion make such other amendments to the Reorganisation Steps Paper as may be necessary to ensure that any Distribution Business Assets and Distribution Business Liabilities which would not otherwise reside in the Newco Group at Closing do so reside, and that any Excluded Assets or Excluded Liabilities which would not otherwise reside with the CPW Group at Closing do so reside. CPW shall consult with Best Buy both prior to carrying out any transaction to implement the Reorganisation and before making any amendment to the Reorganisation Steps Paper pursuant to this clause 5.2 and shall give due consideration to Best Buy’s reasonable requests, including in relation to any tax matters.

5.3                                 CPW undertakes to indemnify Newco (without set-off or counterclaim) and hold harmless Newco from and against, and to pay on demand to Newco an amount equal to, any and all Costs (other than any liability to tax to the extent reflected in the Core Debt or covered by the Tax Covenant) incurred or suffered by any member of the Newco Group to the extent such Costs arise out of the implementation of the Reorganisation Steps Paper or any part of it.

5.4                                 Best Buy agrees to implement Steps 22 to 27 (inclusive) of the Reorganisation Steps Paper once the CPW Reorganisation (except Step 31) has been completed and prior to Closing; and to implement Step 30 of the Reorganisation Steps Paper within 7 days after Closing.

6. PRE-CLOSING CPW UNDERTAKINGS

6.1                                 CPW shall use all reasonable efforts to procure, as soon as reasonably practicable after the date of this Agreement, that:

(a)                                  the Circular, containing the Class 1 Resolutions, is sent to its shareholders;

(b)                                 subject to their fiduciary duties, the directors of CPW unanimously recommend shareholders to vote in favour of the Class 1 Resolutions; and

(c)                                  the extraordinary general meeting of CPW is held and the Class 1 Resolutions are duly passed at the meeting, without adjournment.

6.2                                 From the date of this Agreement until Closing, the Sellers shall (except as may be required to implement the Reorganisation or as may be approved in writing by Best Buy) comply with the obligations and undertakings set out in Schedule 4.

6.3                                 If, between the date of this Agreement and Closing, CPW becomes aware of any breach of Warranty or of any other breach of this Agreement by CPW, CPW shall, as soon as reasonably practicable after becoming aware of such breach, notify Best Buy in reasonable detail of such breach. If, between the date of this Agreement and Closing, Best Buy becomes aware of any breach of Warranty or of any other breach of this Agreement by Best Buy, Best Buy shall, as soon as reasonably practicable after becoming aware of such breach, notify CPW in reasonable detail of such breach.

6.4                                 From the date of this Agreement until Closing, CPW undertakes to update Best Buy on request with respect to CPW’s then most recent estimate of the Reorganisation Adjustment and Total Newco Debt.

6.5                                 CPW and Best Buy shall use their best endeavours to obtain their respective Third Party Consents and shall keep each other reasonably informed as to the progress of discussions with the banks concerned. Each will give notice within one Business Day to the other when it has obtained its Third Party Consent, accompanied by a copy of its Third Party Consent. The date on which the CPW Third Party Consent has been served shall be the Third Party Consent Date.

6.6                                 It is agreed that the subsidiaries of The Phone House Holdings UK Limited (PHH UK) shall be transferred to Newco so as to become direct subsidiaries of Newco (or in the case of dormant subsidiaries, shall be wound up) and such other reasonable steps taken in respect of PHH UK to achieve the purpose or ensuring that Newco qualifies as a holding company for the purposes of UK consortium relief (the PHH UK Reorganisation).

6.7                                 The parties shall as soon as practicable after the signing of this Agreement commence work towards implementing the PHH UK Reorganisation by the time of Closing and in any event within 60 Business Days of signing this Agreement. The costs of implementing the PHH UK Reorganisation shall be borne by Newco.

7. CLOSING

7.1                                 Closing shall take place at the registered office of Newco on the last Business Day of the calendar month in which the Unconditional Date falls or, if later, on the day which is three Business Days after the Third Party Consent Date or on such later date as is provided under clause 11.3(a) (if applicable) or on such later date which is three Business Days after the date on which CPW fulfils its obligations under paragraph 2.3 of Part B of the Tax Covenant or on such other date after the Unconditional Date as the parties shall agree in writing (the Closing Date).

7.2                                 At Closing, each of CPW, CPW Affiliate and Best Buy shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed (except with the agreement of Best Buy and CPW) in relation to that party or any of its Affiliates (as the case may be) in Schedule 5 and (except with the Agreement of Best Buy and CPW) Closing shall not take place until all such documents, item, and actions have been delivered or performed.

7.3                                 CPW acknowledges that, after Closing, Best Buy shall be required to file a current report, on Form 8-K, with the US Securities and Exchange Commission, as a result of the entry into of the Transaction. In connection with such filing, CPW:

(a)                                  undertakes to provide to Best Buy at Best Buy’s cost, promptly after a request from Best Buy, any information and documents reasonably required or necessary for the purpose of making such filing (including any relevant information, including financial information, relating to CPW, its business, the Distribution Business or the Newco Group); and

(b)                                 warrants, as at the time of providing any information and documents pursuant to sub-clause (a) above, that such information is and documents are true, complete and accurate in all material respects and not misleading in any material respect.

8. CPW WARRANTIES

8.1                                 The Sellers each warrant to Best Buy, to Best Buy Acquisition Co as at the date of this Agreement in the terms of the Warranties. Each Warranty shall be separate and independent and (except as expressly otherwise provided) no Warranty shall be limited by reference to any other Warranty.

8.2                                 Any claim by Best Buy in connection with the Warranties shall be subject to the provisions of this clause 8, clause 10 and Schedule 2.

8.3                                 The Sellers each agree and undertake to Best Buy and Best Buy Acquisition Co, and Best Buy and Best Buy Acquisition Co each agree and undertake to the Sellers, that, except in the case of fraud or fraudulent misrepresentation, it has no rights against and shall not make any claim against any present or former employee, director or officer of any member of the Newco Group on whom it may have relied before agreeing any term of or before entering into this Agreement or any other Transaction Document (including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement or any other Transaction Document).

8.4                                 None of the limitations in Schedule 2 or in the Tax Covenant shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any director or officer of any member of the CPW Group.

9. BEST BUY WARRANTIES

Best Buy and Best Buy Acquisition Co warrant to CPW as at the date of this Agreement in the terms of the Best Buy Warranties set out in Schedule 3.

10. CONDUCT OF THIRD PARTY CLAIMS

10.1                           If Best Buy and/or Best Buy Acquisition Co become aware of any claim or potential claim by a third party (a Third Party Claim) after Closing which is likely to result in a Non- Tax Claim being made under this Agreement, Best Buy and/or Best Buy Acquisition Co shall as soon as reasonably practicable give notice of the Third Party Claim to the Sellers and (subject to each member of the Best Buy Group and the Newco Group being indemnified and secured to Best Buy’s reasonable satisfaction by the Sellers against all reasonable out-of- pocket costs and expenses, including those of its legal advisers (which it shall be entitled to employ), incurred in respect of that Third Party Claim) shall:

(a)                                  ensure that the Sellers are given all reasonable facilities to investigate the Third Party Claim;

(b)                                 not (and ensure that each of its Affiliates, including the Newco Group, shall not) admit liability or make any agreement or compromise with any person, body or authority in relation to that Third Party Claim without prior consultation with the Sellers; and

(c)                                  take any action that the Sellers reasonably request to avoid, resist, dispute, appeal, compromise or defend that Third Party Claim.

10.2                           The rights of the Sellers, Best Buy and Best Buy Acquisition Co under clause 10.1 shall only apply to a Third Party Claim if the Sellers give notice to Best Buy and Best Buy Acquisition Co in writing of the Sellers’ intention to exercise their rights within ten Business Days of Best Buy giving notice of the Third Party Claim. If the Sellers do not give appropriate notice during that period, Best Buy and/or Best Buy Acquisition Co shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim against any member of the Best Buy Group or the Newco Group out of which that Third Party Claim may arise provided that any such action taken by Best Buy and/or Best Buy Acquisition Co shall not by itself mean that the Sellers are liable or their liability increased under the Claim in question.

10.3                           Neither Best Buy nor Best Buy Acquisition Co shall be required to take any action or refrain from taking any action pursuant to clause 10.1 if the action or omission requested would, in the reasonable opinion of Best Buy and/or Best Buy Acquisition Co, be materially prejudicial to the business of Best Buy or any of its Affiliates (including the Newco Group).

11. TERMINATION

11.1                           Best Buy may terminate this Agreement (other than the Surviving Provisions) by notice to CPW at any time before Closing (but not after Closing) if any of the following circumstances arises or occurs at any time between the date of this Agreement and Closing and where such matter is either not capable of remedy, or subject to clause 11.3 is not remedied by CPW to Best Buy’s reasonable satisfaction within five Business Days of the occurrence of such notice from Best Buy (the CPW Cure Period), if:

(a)                                  any Event occurs after the date of this Agreement which, or develops such a way as, would be reasonably likely to result in the revenue generated by the Distribution Business for financial year ending on 31 March 2009 being at least 33% less than in the financial year ended on 31 March 2008;

(b)                                 a breach of any of the CPW Insolvency Warranties at any time between the date of this Agreement and Closing by reference to the facts and circumstances then existing (on the basis that references in the CPW Insolvency Warranties to the date of this Agreement were references to any date between the date of this Agreement and Closing);

(c)                                  the 2007 Accounts are incorrect to the extent that:

(i)

the assets as set out in the consolidated balance sheet in the 2007 Accounts, or the amount of profits, of the Distribution Business or the Newco Group (as the case may be) have been incorrectly overstated in such accounts by 10% or more; or

(ii)

the liabilities as set out in the consolidated balance sheet in the 2007 Accounts, or the amount of losses, of the Distribution Business or the Newco Group (as the case may be) have been incorrectly understated in such accounts by 10% or more;

(d)                                 any of Charles Dunstone, Roger Taylor or Andrew Harrison is arrested on suspicion, or convicted, of a criminal offence, which arrest or conviction adversely affects the business of Newco Group or the Distribution Business in a material respect; or

(e)                                  any breach by CPW of its obligations under clause 6.2 where the matter in respect of which CPW breached its obligations adversely affects the business of Newco Group or the Distribution Business in a material respect.

11.2                           CPW may terminate this Agreement (other than the Surviving Provisions) by notice to Best Buy at any time before Closing (but not after Closing) if any of the following circumstances arises or occurs at any time between the date of this Agreement and Closing and where such matter is either not capable of remedy, or is subject to clause 11.3 but is not remedied by Best Buy to CPW’s reasonable satisfaction within five Business Days of the occurrence of such notice from CPW (the Best Buy Cure Period):

(a)                                  any Event occurs which would be reasonably likely to result in a permanent decline in the annual revenue generated by the Best Buy Group, for the financial year ending on 28 February 2009, of 33% or more, when compared with such revenue in the financial year ended on 28 February 2008;

(b)                                 a breach of any of the Best Buy Insolvency Warranties at any time between the date of this Agreement and Closing by reference to the facts and circumstances then existing (on the basis that references in the Best Buy Insolvency Warranties to the date of this Agreement were references to any date during such period);

(c)                                  the Best Buy Accounts are incorrect such that:

(i)	the value of the assets, or the amount of profits, of the Best Buy Group have been incorrectly overstated in such accounts by 10% or more; or

(ii)	the value of the liabilities, or the amount of losses, of the Best Buy Group have been incorrectly understated in such accounts by 10% or more; or

(d)                                 any of Bradbury Anderson, James Muehlbauer or Robert Willett is arrested on suspicion, or convicted, of a criminal offence, which arrest or conviction adversely affects the business of the Best Buy Group in a material respect.

11.3                           The parties agree that:

(a)                                  if the CPW Cure Period or the Best Buy Cure Period commences on a date which falls five or fewer Business Days before Closing, Closing shall be postponed until the first Business Day following the expiration of the Cure Period; and

(b)                                 if, following the expiration of:

(i)	the CPW Cure Period, any of the circumstances set out in clause 11.1(a) to 11.1(e) inclusive has not been remedied, Best Buy may terminate this Agreement;

(ii)	the Best Buy Cure Period, any of the circumstances set out in clause 11.2(a) to 11.2(d) inclusive has not been remedied, CPW may terminate this Agreement.

11.4                           If Best Buy terminates this Agreement under clause 11.1, if CPW terminates this Agreement under clause 11.2, or if either party terminates this Agreement under clause 11.3(b), neither party (nor any of its Affiliates including, in the case of CPW, the Newco Group and in the case of Best Buy, the Best Buy Group) shall have any other claim of any nature against the other party (or any of its Affiliates including, in the case of CPW, the Newco Group and in the case of Best Buy, the Best Buy Group) under this Agreement (except in respect of any rights and liabilities under any of the Surviving Provisions).

11.5                           CPW undertakes to disclose promptly to Best Buy in writing any breach, matter, event, condition, circumstance, fact or omission of which any member of the CPW Group is or becomes aware that may give rise to a right of termination under clause 11.1.

11.6                           Best Buy undertakes to disclose promptly to CPW in writing any breach, matter, event, condition, circumstance, fact or omission of which any member of the Best Buy Group is or becomes aware that may give rise to a right of termination under clause 11.2.

12. TAX

The provisions of Schedule 7 shall apply in relation to taxation.

13. PENSIONS

The provisions of Schedule 8 shall apply in relation to pensions.

14. INSURANCE

14.1                           As soon as reasonably practicable after the date of this Agreement, CPW shall use all reasonable efforts to ensure that (to the extent permissible under each such policy and where necessary to secure the benefit of the relevant cover) the proposed interest as from the Closing Date of the Best Buy Group in the Newco Group is noted on the insurance policies of the CPW Group that are in place as at the date of this Agreement which relate to the Newco Group (or any member of it, or any of their businesses or assets). If, prior to Closing, any such policy is renewed or any policy is put in place to replace or succeed it, CPW shall ensure that the interest of the Best Buy Group as from the Closing Date in the Newco Group is noted on any such renewed, replacement or successor policy.

14.2                           Until and including the Closing Date, CPW shall (and shall ensure that each member of the Newco Group shall) continue in force and comply with all policies of insurance in respect of the Newco Group that are in place as at the date of this Agreement (Existing Policies).

14.3                           To the extent that recovery is made in respect of any insured event under any of the Existing Policies occurring between the date of this Agreement and Closing in relation to any member of its Newco Group, CPW shall ensure that the proceeds are dealt with in accordance with procedures normally observed by the CPW Group.

14.4                           Except to the extent that any insurance policy is required to be continued in force after Closing pursuant to clause 14.5 below, CPW shall be entitled to arrange for all insurance provided by the CPW Group in relation to the Newco Group (whether under policies maintained with third party insurers or other members of the CPW Group) to cease upon Closing.

14.5                           From Closing, except to the extent that any insurance policies of the Newco Group in force from Closing provide cover in relation to any matter or event occurring prior to Closing that was covered by any of the Existing Policies, CPW shall at the cost of Newco Group ensure that the Newco Group retains the benefit of, and the ability to make a claim under, such Existing Policies on the same terms to the extent that:

(a)                                  the Existing Policies provide cover in relation to the carrying on of the business of any member of the Newco Group before Closing and/or any matter or event occurring in relation to any member of the Newco Group before Closing; and

(b)                                 under the terms of the Existing Policies, claims can still be made or pursued after Closing.

14.6                           CPW shall promptly account to the Newco Group for any rebate of premium which any member of the CPW Group receives to the extent that it results from any member of the Newco Group ceasing to have the benefit of any insurance policy from Closing and the relevant premium or portion of it was previously paid by, or the payment of it was funded by, that member of the Newco Group.

15. PAYMENT OF INTER-COMPANY TRADING DEBT

Notwithstanding any provision to the contrary in this Agreement the payment of Inter-Company Trading Debt shall continue to be made whether prior to or after Closing, in accordance with the applicable terms of the relevant Inter-Company Trading Debt.

16. GUARANTEES AND OTHER THIRD PARTY ASSURANCES

Pending release of any Third Party Assurance, Best Buy shall indemnify CPW and each of its Affiliates up to a maximum of 50% of any and all Costs arising after Closing under or by reason of any such Third Party Assurance.

17. PAYMENTS

17.1                           Any payment to be made pursuant to this Agreement by Best Buy (or any member of the Best Buy Group) shall be made in cleared funds to CPW’s Bank Account, and Best Buy (or the relevant member of the Best Buy Group) shall not be concerned to see the application thereof.

17.2                           Payments under clause 17.1 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

17.3                           If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

18. ANNOUNCEMENTS AND REPORTING DATES

18.1                           Subject to clause 18.2, until the Closing Date, neither CPW nor Best Buy (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

18.2                           The restriction in clause 18.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing, and shall (so far as reasonably practicable) take into account any reasonable comments of the other party.

19. ASSIGNMENT

19.1                           Except as provided in this clause 19 or unless CPW and Best Buy specifically agree in writing, no party shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

19.2                           CPW, Best Buy and Best Buy Acquisition Co (as the case may be) may assign the benefit of this Agreement and/or of any other Transaction Document to which it is a party (in whole or in part) to, and it may be enforced by, any Permitted Assignee as if it were the relevant party under this Agreement. The relevant transferor shall procure that before any Permitted Assignee subsequently ceases to be a member of the Best Buy Group or the CPW Group (as the case may be) it shall re-assign the relevant benefit to a continuing member of the Best Buy Group or the CPW Group (as the case may be). For the purposes of this clause 19.2, a Permitted Assignee means any member or members of the Best Buy Group or the CPW Group which is the legal or beneficial owner from time to time of any Ordinary Shares.

20. FURTHER ASSURANCES

20.1                           Each of CPW, Best Buy and Best Buy Acquisition Co shall, for a period of 12 months from the Closing Date and at their own cost, execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

20.2                           It is agreed that Newco Group should consist of the Distribution Business once all the steps in the Reorganisation Steps Paper have been completed.

20.3                           CPW undertakes that, to the extent that any Excluded Asset or Excluded Liability remains in Newco after the Closing Date:

(a)                                  it shall, upon becoming aware of any such matter, or upon receipt of written notice from Newco or Best Buy as to any such matter, perform (or procure the performance of) such acts and execute (or procure the execution of) such documents as are necessary in order to restore the Newco Group to the position it would have been in as if such Excluded Asset or Excluded Liability had not remained in the Newco Group; and

(b)                                 it shall indemnify each member of the Newco Group against any and all Costs suffered or incurred by Best Buy or any member of the Newco Group as a result of holding any such Excluded Asset or Excluded Liability for the period after the Closing Date until the restoration of Newco’s position in accordance with clause 20.3(a).

20.4                           CPW undertakes that, to the extent that any Distribution Business Asset or Distribution Business Liability remains in the CPW Group after the Closing Date:

(a)                                  it shall, upon becoming aware of any such matter, or upon receipt of written notice from Newco or Best Buy as to any such matter, perform (or procure the performance of) such acts and execute (or procure the execution of) such documents as are necessary in order to restore the Newco Group to the position it would have been in as if such Distribution Business Asset or Distribution Business Liability had been in the Newco Group; and

(b)                                 it shall indemnify each member of the Newco Group against any and all Costs suffered or incurred by any member of the Newco Group as a result of the failure to hold any such Distribution Business Asset or Distribution Business Liability for the period after the Closing Date until the restoration of Newco’s position in accordance with clause 20.4(a).

20.5                           The undertakings set out in clause 20.3 and clause 20.4 shall operate without limit in time.

20.6                           Each of CPW and Best Buy shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

20.7                           Best Buy and Best Buy Acquisition Co shall be entitled, for a period of 12 months following the Closing Date, at their own cost, on reasonable notice and during Working Hours, to inspect (together with their advisers) such accounts and records of the CPW Group that are reasonably required in order to establish that the Distribution Business Assets and the Distribution Business Liabilities (together making up the Distribution Business) have been included in Newco Group and that the Excluded Assets and the Excluded Liabilities (together making up the Excluded Business) have not been included in Newco Group. CPW shall procure that each member of the CPW Group provides all reasonable assistance to Best Buy, Best Buy Acquisition Co and their advisers if they carry out such inspection.

20.8                           If either party believes that the Closing Statement is incorrect as a result of the application of clauses 20.3 and 20.4, such party shall deliver a notice to the other party (a Revision Notice). Such party shall thereafter prepare a revised draft statement (the Revised Closing Statement) showing the revised calculations of each of the Key Amounts, and shall deliver the same to the other party. The Revised Closing Statement shall be accompanied by reasonable supporting evidence in respect thereof, including the method of (and evidence to support the) calculations. The Revised Closing Statement shall be prepared, and delivered, as soon as reasonably practicable after the date on which the Revision Notice was provided, and in any event within twenty Business Days from the date on which the Revision Notice was provided. If the parties are satisfied with the Revised Closing Statement, (either as originally submitted or after adjustments agreed between the parties) then the Revised Closing Statement (incorporating any agreed adjustments) shall be adopted for all tax reporting purposes. If the parties fail to agree the Revised Closing Statement within twenty Business Days from the date on which the Revision Notice was provided, or such longer period as they may agree, the provisions of paragraphs 5 to 11 (inclusive) of Schedule 6 shall apply, mutatis mutandis, to the determination of the Revised Closing Statement, and the parties agree that such determination shall be final and that the Revised Closing Statement shall be adopted for all tax reporting purposes.

21. COSTS

21.1                           Except as otherwise expressly provided in this Agreement (or any other Transaction Document), CPW and Best Buy shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Transaction;.

21.2                           Best Buy or its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, including in each case any related interest or penalties, arising directly on the purchase by Best Buy of the Shares pursuant to this Agreement. Notwithstanding the foregoing, CPW shall be solely liable for all stamp duties, stamp duty land tax, notarisation fees or other documentary transfer or transaction duties imposed as a result of the Reorganisation, except as provided in clause 6.7.

22. NOTICES

22.1                           Any notice in connection with this Agreement shall be in writing in English and delivered by hand, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, provided that, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

22.2                           The addresses of the parties for the purpose of clause 22.1 are:

CPW	Address:

For the attention of:

Company Secretary and Chief Financial	1 Portal Way
Officer	London
W3 6RS
United Kingdom

Best Buy	Address:

For the attention of:

Keith Nelsen	c/o Premier Corporate Services, Inc.
590 Park Street
Suite 6
St Paul, Minneapolis
55103
United States of America

With a copy to the attention of:

General Counsel, International	7001 Penn Avenue South
Richfield, MN
55423
United States of America

Best Buy Acquisition Co	Address:

For the attention of:

Keith Nelsen	100 New Bridge Street
London EC4V 6JA
United Kingdom

23. CONFLICT WITH OTHER AGREEMENTS

If there is any conflict between the terms of this Agreement and any other Transaction Document, this Agreement shall prevail (as between the parties to this Agreement and as between any members of CPW Group and any members of Best Buy Group) unless such other Transaction Document expressly states that it overrides this Agreement in the relevant respect.

24. WHOLE AGREEMENT

24.1                           This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the Transaction and supersede any prior agreement (whether oral or written) relating to the Transaction. It is agreed that:

(a)                                  no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other party (or any of its

Connected Persons) in relation to the Transaction which is not expressly set out in this Agreement or any other Transaction Document;

(b)

any terms or conditions implied by law in any jurisdiction in relation to the Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)

except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other party (or its respective Connected Persons) in relation to the Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation. Each party agrees to the terms of this clause 24 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.

25. WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

26. EFFECT OF CLOSING

26.1	Notwithstanding Closing:

(a)	each provision of this Agreement and any other Transaction Document not performed at or before Closing but which remains capable of performance;

(b)	the Warranties; and

(c)	all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Agreement or any other Transaction Document,

will subject to any applicable terms in this Agreement or any other Transaction Document remain in full force and effect and (except as otherwise expressly provided) without limit in time.

27. COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

28. VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

29. INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

30. THIRD PARTY ENFORCEMENT RIGHTS

30.1                           The Connected Persons specified in clause 24 (Whole Agreement) shall have the right to enforce the relevant terms of that clause by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to (i) the rights of the parties to amend or vary this Agreement without the consent of any Connected Person and; (ii) the other terms and conditions of this Agreement.

30.2                           Except as provided in clause 30.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

31. GUARANTEE

31.1                           Best Buy unconditionally and irrevocably guarantees to CPW and Newco as a continuing obligation the due and punctual performance by Best Buy Acquisition Co of Best Buy Acquisition Co’s obligations under or pursuant to this Agreement and/or the Consortium Relief Agreement (the Guaranteed Obligations).

31.2                           Best Buy agrees to indemnify CPW and the Newco Group against all reasonable losses, reasonable damages, reasonable costs and reasonable expenses (including reasonable legal costs and expenses) which CPW and/or the Newco Group may suffer or incur through or arising from any failure by Best Buy to satisfy the guarantee under clause 31.1.

31.3                           Best Buy shall not in any way or to any extent be released from its obligations under this guarantee by reason of any time or other indulgence, waiver, release or discharge granted by CPW and/or the Newco Group to Best Buy Acquisition Co or to any third party, or by the acceptance of any compensation from, or the making of, any arrangement with Best Buy Acquisition Co or any third party, or any circumstances or any provision or rule of law whether statutory or otherwise affecting or preventing recovery from Best Buy Acquisition Co of any sum due or rendering any debt, obligation or liability of Best Buy Acquisition Co void or unenforceable and which but for this provision might operate to exonerate or discharge Best Buy from its obligations to CPW and/or the Newco Group under this guarantee, and shall continue in force until Best Buy Acquisition Co or Best Buy on its behalf shall have fully performed and discharged all of the Guaranteed Obligations. Any settlement or discharge between CPW and/or the Newco Group and Best Buy Acquisition Co shall be subject to the condition that no security or payment to CPW and/or Newco Co by Best Buy Acquisition Co or any third party shall be avoided or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being and from time to time in force.

31.4                           Without prejudice to the rights of CPW and/or the Newco Group against Best Buy Acquisition Co as principal debtor Best Buy shall as between CPW and/or the Newco Group be deemed principal debtor and obligor in respect of the Guaranteed Obligations and not merely a surety and accordingly it shall not be necessary for CPW and/or Newco before seeking to enforce this guarantee to seek to enforce any security or lien it may hold from Best Buy Acquisition Co or any third party or otherwise to take any steps or proceedings against Best Buy Acquisition Co.

32. TIME OF THE ESSENCE

Time shall be of the essence in respect of any time period referred to in this Agreement.

33. GOVERNING LAW AND JURISDICTION

33.1                           This Agreement shall be governed by, and interpreted in accordance with, English law.

33.2                           The courts of England shall have exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

33.3                           Best Buy shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Best Buy Acquisition Co and any claim form, judgment or other notice of legal process shall be sufficiently served on Best Buy if delivered to such agent at its address for the time being. Best Buy irrevocably undertakes not to revoke the authority of this agent.

SCHEDULE 1

CPW WARRANTIES

Part A : General

1. AUTHORISATIONS, VALID OBLIGATIONS, FILINGS AND CONSENTS

1.1                                 CPW and each other member of the CPW Group and each member of the Newco Group has obtained all of its own corporate authorisations and (except to the extent relevant to the Conditions or the obtaining of the CPW Third Party Consents) so far as the Sellers are aware all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is a party.

1.2                                 This Agreement and the Transaction Documents which are to be entered into by a member of the CPW Group or a member of the Newco Group will, when executed, constitute valid and binding obligations of the relevant member of the CPW Group and the relevant member of the Newco Group.

1.3                                 Neither the entry into and performance by any member of the CPW Group and any member of the Newco Group of this Agreement and/or any Transaction Document to which it is a party will breach any provision of its memorandum and articles of association, by-laws, or equivalent constitutional documents in any way that would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

1.4                                 Subject to fulfilment of the Conditions, so far as the Sellers are aware neither entry into this Agreement nor implementation of the Transaction will:

(a)                                  result in violation or breach of any laws or regulations applicable to the Newco Group in any relevant jurisdiction; or

(b)                                 amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction, by any member of the CPW Group or any member of the Newco Group, where, in each case, the breach, conflict or violation would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

1.5                                 Except as referred to in this Agreement, no member of the CPW Group or any member of the Newco Group is required to make any announcement, consultation, notice, report or filing, in each case in connection with the execution and performance of this Agreement or any other Transaction Document.

2. DETAILS OF THE SHARES AND THE NEWCO GROUP

2.1                                 CPW and each member of the Newco Group is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and each member of the Newco Group has full power to conduct its business as conducted at the date of this Agreement.

2.2                                 CPW and CPW Affiliate are, and will at Closing be, the sole owners of the Shares free from all Third Party Rights. CPW and CPW Affiliate are, and will at Closing be, entitled to transfer or procure the transfer of the full ownership of the Shares to Best Buy Acquisition Co on the terms set out in this Agreement.

2.3                                 The Shares shall at Closing constitute 50% of the whole of the issued and allotted or, to the extent appropriate, registered, share capital of Newco. All the Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Shares.

2.4                                 All the issued shares in each Subsidiary are, or will at Closing be, legally and beneficially owned by members of the Newco Group free from all Third Party Rights. All the shares are fully paid and there is no outstanding liability to pay any additional contributions on them.

2.5                                 No person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in any member of the Newco Group.

2.6                                 The information in respect of each of the members of the Newco Group set out in Exhibit 2 is true.

3. NO OTHER INTERESTS

No member of the Newco Group owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking, other than another member of the Newco Group.

4. NO UNDISCLOSED OR CONTINGENT LIABILITIES

There are no actual or contingent liabilities of any member of the Newco Group which have not arisen in the ordinary course of trading except for (a) liabilities disclosed in writing to Best Buy or provided for in the 2007 Accounts or (b) for liabilities provided for in the January Balance Sheet.

5. EXTERNAL DEBT

No member of the Newco Group has any External Debt.

6. FINANCIAL MATTERS

6.1                                 The 2007 Accounts. The 2007 Accounts:

(a)                                  give a true and fair view of the state of affairs of CPW and its subsidiary undertakings as at the 2007 Accounts Date and of its or their assets and liabilities as at the 2007 Accounts Date and of the results thereof for the financial year ended on the 2007 Accounts Date; and

(b)                                 were prepared in accordance with the requirements of all relevant laws and the relevant generally accepted accounting principles then in force and consistent with the practice of CPW for its two previous financial years.

6.2                                 The 2008 Accounts. The 2008 Accounts:

(a)                                  give a true and fair view of the state of affairs of CPW and its subsidiary undertakings as at the 2008 Accounts Date and of its or their assets and liabilities as at the 2008 Accounts Date and of the results thereof for the financial year ended on the 2008 Accounts Date; and

(b)                                 will, at Closing, have been prepared in accordance with the requirements of all relevant laws and the relevant generally accepted accounting principles then in force and consistent with the practice of CPW for its two previous financial years.

6.3                                 Current metrics. In relation to the Distribution Business, for the financial year ended on 31 March 2008, the 2008 Accounts will show that:

(a)                                  Revenue was not less than 10% below £3,059 million;

(b)                                 EBITDA was not less than 5% below £275 million;

(c)                                  EBIT was not less than 10% below £171 million,

in each case prepared on a basis consistent with that adopted in the preparation of the 2007 Accounts and not including any matters that are disclosed separately on the face of the Profit and Loss Account in the 2008 Accounts as exceptional matters.

6.4                                 Position since the 2008 Accounts Date. Since the 2008 Accounts Date:

(a)                                  the Distribution Business has been operated in the ordinary course;

(b)                                 no member of the Newco Group has declared, authorised, paid or made any dividend or other distribution (except for any dividends provided for in the Accounts), nor has any member of the CPW Group or the Newco Group reduced its paid-up share capital;

(c)                                  no member of the Newco Group has incurred capital expenditure relating to the Distribution Business in excess of £25,000,000 (either in a single transaction or a series of connected transactions); and

(d)                                 save for the Reorganisation, no member of the Newco Group has issued or agreed to issue any share or loan capital.

7. REGULATORY MATTERS

7.1                                 Licences. Each member of the Newco Group has obtained all licences, permissions, authorisations and consents (together, Approvals) required for carrying on its business (including the Distribution Business) effectively in the places and in the manner in which it is carried on as at the date of this Agreement and in accordance with all applicable laws and regulations in each case in all material respects. Such Approvals are in full force and effect, are not limited in duration or subject to any materially unusual or onerous conditions, and there are no circumstances which indicate that any Approval will or is likely to be revoked, in whole or in part, in the ordinary course of events (including as a result of the Transaction).

7.2                                 Compliance. Prior to the date of this Agreement:

(a)                                  each member of the CPW Group and the Newco Group has conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association and in the last six years in all material respects in accordance with all applicable laws and regulations; and

(b)                                 in the last six years there has been no material default by any member of the CPW Group or the Newco Group under any applicable statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority.

8. THE DISTRIBUTION BUSINESS ASSETS

8.1                                 Ownership and condition. Each of the Distribution Business Assets is, or will at Closing be, the absolute property of Newco or the relevant member of the Newco Group or operated or used under a valid lease or licence, as the case may be, is free from all encumbrances and other Third Party Rights and is in a good state of repair.

8.2                                 Possession and third party facilities. All of the Distribution Business Assets are, or will at Closing be, in the possession or under the control of a member of the Newco Group. Where any assets are used in the Distribution Business but are not owned by a member of the Newco Group, or any person provides facilities or services to the Newco Group, no default event or any other event or circumstance has occurred which may entitle any person to terminate any agreement in respect of such use or provision (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

8.3                                 Insurances. A summary of the insurances maintained by or covering Newco and each member of the Newco Group and the Distribution Business is set out in Exhibit 3. The details in that summary are true, accurate and not misleading. Those insurances are in full force and effect and are not void or voidable, all premiums payable to date have been paid and there are no circumstances which might lead to the insurers avoiding any liability under them or the premiums being increased. Closing will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance. No member of the CPW Group or any member of the Newco Group or any has any outstanding claim in excess of £20,000,000 under any such insurance and so far as the Sellers are aware, there are no circumstances likely to give rise to such a claim.

8.4                                 Change of control. The only material contracts that run for more than 12 months and contain a change of control provision are the network contract between The Carphone Warehouse Limited and O2 UK Limited, and the MVNO agreement between Talk Mobile

Limited and Vodafone; and CPW is not aware of any supplier who has indicated that they would not continue to deal with the Newco Group in the event of a transaction with Best Buy.

8.5                                 Material contracts. No member of the Newco Group is a party to any agreement or arrangement:

(a)                                  which is not in the ordinary course of business or not on arm’s length terms;

(b)                                 which requires, or confers any right to require, the allotment or issue of any shares, debentures or other securities of any member of the Newco Group now or at any future time;

(c)                                  which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement (other than the Best Buy Mobile Agreement);

(d)                                 under which any member of the Newco Group has sold or disposed of any company or business where it remains subject to any liability (whether contingent or otherwise); or

(e)                                  which is a recognition, procedural or other agreement between any member of the Newco Group and any recognised independent trade union.

8.6                                 No member of the Newco Group has received written notice in the 12 months prior to the date of this Agreement that it is in material default under any contract (except for contracts of employment) to which it is a party; for this purpose material means a default which is likely to have a cost (including for this purpose, a loss of profit) to the Newco Group of £1,000,000 or more (when aggregated with the likely cost to the Newco Group of any other such default under the same contract)

9. LITIGATION AND INVESTIGATIONS

9.1                                 Litigation. No member of the Newco Group is involved as a party in any material litigation, arbitration or administrative proceedings and so far as the Sellers are aware no such proceedings have been threatened in writing by or against any Newco Group member. For this purpose material means proceedings which (if successful) are likely to result in a cost, benefit or value to the Newco Group of £5,000,000 or more (when aggregated with any other such proceedings arising from the same or substantially identical circumstances).

9.2                                 Investigations. So far as the Sellers are aware no governmental, administrative, regulatory or other official investigation or inquiry concerning any member of the Newco Group or the Distribution Business is in progress or pending and so far as the Sellers are aware there are no circumstances likely to lead to any such investigation or inquiry, including any circumstances which would constitute a violation on the United States Foreign Corrupt Practices Act 1998 or any other relevant anti-corruption legislation or regulation.

10. INSOLVENCY ETC.

10.1                           Winding up. No order is outstanding, or so far as the Sellers are aware, has been made, or petition presented or meeting convened by any shareholder or creditor of the Newco Group for the winding up of any member of the Newco Group, or so far as the Sellers are aware for the appointment of any provisional liquidator, and so far as the Sellers are aware there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and so far as the Sellers are aware no events have occurred which, under applicable laws, would be reasonably likely to justify any such cases or proceedings in respect of any member of the Newco Group.

10.2                           Administration and receivership. So far as the Sellers are aware no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to any member of the Newco Group, and so far as the Sellers are aware no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any member of the Newco Group nor so far as the Sellers are aware has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

10.3                           Voluntary arrangement etc. No member of the Newco Group has made any voluntary arrangement with any of its creditors in the 2 years prior to the date of this Agreement.

Part B : Intellectual Property

1.                                       Business IP.  A member of the Newco Group owns all of the rights and interests in and has title to, or has validly licensed to it, all of the Business IP. The Business IP is not subject to any security interest, option, mortgage, charge or lien.

2.                                       No infringement.  No member of the Newco Group has received any notice in the last 12 months in respect of any defaults under any Business IP licensed to it

Part C : Real Estate

1.                                       General.  The Properties comprise all the material land and buildings owned, leased, controlled, occupied or used by the Newco Group. The information in respect of the Properties set out in Exhibit 4 is accurate in all material respects.

2.                                       Possession and occupation.  A member of the Newco Group is in possession of the whole of each of the Properties, none of which is vacant, and no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.

3.                                       Title.  No Property is the subject of a subsisting contract for sale. A member of the Newco Group is the sole legal and beneficial owner of, and otherwise absolutely entitled to, each of the Properties and the proceeds of sale of them.

4.                                       Adverse Interests.

In respect of the Properties listed in Exhibit 4 (the Key Properties) and so far as the Sellers are aware:

(a)                                  no Property is subject to any matter which materially adversely affects the Newco Group’s ability to continue to carry on its existing business from that Property substantially in the manner as at present; and

(b)                                 no member of the Newco Group is in material breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which is material and affects the Properties.

5.                                       Outgoings.  The Properties are not subject to the payment of any material outgoings other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge.

6.                                       Property Liabilities.  The Newco Group does not have any material actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to the Properties.

Part D : Employment

1.                                       Trade Unions.  The Newco Group does not recognise any trade union or have in place any works council or other body representing its Employees or any of them for the purpose of collective bargaining, negotiating, information and consultation or otherwise.

2.                                       Incentive schemes.  The Newco Group has not, or has not agreed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any directors or Employees or other workers engaged in its business.

3.                                       Notice on termination.   No written or unwritten contract of employment with any Employee exists that cannot be terminated by the Newco Group on 6 months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or, in either case, the equivalent in any relevant jurisdiction).

4.                                       Records.  Newco Group has maintained records regarding the service of each Key Manager (including details of the terms of employment, payments of statutory sick pay and maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions, wage and time records) which are current in all material respects.

5.                                       Key Managers.  No Key Manager has given notice terminating his or her employment or is under notice of dismissal.

6.                                       Change of Control:  There is no provision in any contract of employment or otherwise giving a right or increased right to any Employee which is contingent on a change of control or ownership of any member of the Newco Group.

7.                                       Payments on termination.  During the previous 12 months, no payment has been made or promised to be made or benefit given or promised to be given by any member of the Newco Group in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any former employee or Employee, in each case, in excess of £150,000.

8.                                       Compliance with obligations.  During the previous 12 months, each of CPW and Newco and any other member of the CPW Group or Newco Group, where appropriate, has in relation to each of the Employees complied in all material respects with all legislation, regulations, codes of conduct, codes of practice, collective agreements, terms and conditions of employment, orders, agreements with third parties, and awards relevant to their conditions of service or to the relations between it and the Employees or any recognised trade union or body representing the Employees and has complied in all material respects with all its obligations concerning the health and safety at work of each of the Employees and has not incurred any liability to any Employee in respect of any accident or injury.

Part E : Pensions

1.                                       Pensions Obligations.  No member of the CPW Group is or has been at any time on or after 27 April 2004 but before Completion, associated or connected (as defined in section 38(10) of the Pensions Act 2004) with any person who is or was the employer in relation to an occupational pension scheme which is not a money purchase scheme or a prescribed scheme under section 38(1) or 43(1) of the Pensions Act 2004 (other than the Intertan Plan).

2.                                       Other than the DC Plans, save as disclosed in the Disclosure Letter none of the Newco Companies has any obligation to provide (or contribute towards any scheme which provides) pension, retirement or death benefits (whether voluntary, ex-gratia or otherwise) in respect of the Employees.

3.                                       DC Plans and members of the DC Plans.  The DC Plans do not provide any benefits other than money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993); and

4.                                       The Disclosure Letter includes (or there is annexed to the Disclosure Letter), details of the levels of employer and employee contributions payable in respect of the DC Plans. All DC Plans’ documents listed in and annexed to the Disclosure Letter are complete and accurate in all material respects.

5.                                       Contributions and Operation of the DC Plans.  All contributions and premiums which have become due and payable to the DC Plans in respect of any Employees have been duly paid and those which fall due for payment before Completion will have been paid by that date or within the relevant statutory time period if later.

6.                                       Disputes or Claims.  So far as CPW is are aware, there are no complaints, disputes or claims in relation to the DC Plans, whether before the court, the Pensions Ombudsman or otherwise, by or in respect of any Employees which remain outstanding (other than routine claims for benefits and enquiries). CPW is not aware of any matter that might give rise to such a dispute or claim concerning the DC Plans.

7.                                       Undertakings or Assurances.  No undertakings or assurances (whether oral or in writing) have been given or implied to the Employees or any third party as to the introduction, continuance, increase or improvement of any pension or death benefit.

8.                                       TUPE.  No Employee has transferred to the CPW Group as a result of a “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006) with a right to a benefit under or in relation to an occupational pension scheme which is not an “old age, invalidity or survivors” benefit under regulation 7(2) of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or regulation 10(2) of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

SCHEDULE 2

LIMITATIONS ON LIABILITY

1.                                       Time Limits. CPW shall not be liable for any Claim unless CPW receives from Best Buy written notice containing such details as are then available of the matter giving rise to the Claim:

(a)                                  prior to the second anniversary of the Closing Date, in the case of a Non-Tax Claim; or

(b)                                 prior to the seventh anniversary of the Closing Date, in the case of a Tax Claim other than a claim under paragraph 3 of the Tax Covenant, in which case written notice must be given prior to the twenty-seventh anniversary of the Closing Date.

2.                                       Claim to be withdrawn unless litigation commenced. Any Non-Tax Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have commenced by both being issued and served within 12 months of notification to CPW pursuant to paragraph 1 except, where the Non-Tax Claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 12 months of it having become an actual liability.

3.                                       Minimum Claims. CPW shall not be liable for any Non-Tax Claim (or a series of Non-Tax Claims arising directly from the same facts or circumstances), other than a Title Claim, where the liability agreed or determined in respect of any such Non-Tax Claim or series of Non-Tax Claims does not exceed £1,000,000.

4.                                       Aggregate Minimum Claims.

(a)                                  CPW shall not be liable for any Non-Tax Claim unless the aggregate amount of all Non-Tax Claims exceeds £30,000,000.

(b)                                 Where the liability agreed or determined in respect of all Non-Tax Claims referred to in paragraph 4(a) of this Schedule 2 exceeds £30,000,000, subject as provided elsewhere in this Agreement and this Schedule 2, CPW shall be liable for the aggregate amount of all Non-Tax Claims as agreed or determined and not merely the excess over £30,000,000.

(c)                                  The limitations set out in paragraphs (a) and (b) above shall not apply to Title Claims.

5.                                       Maximum Liability. The aggregate liability of CPW in respect of all Claims under this Agreement and the Tax Covenant shall not exceed 50% of the Enterprise Value.

6.                                       Provisions. CPW shall not be liable for any non-Tax Claim if and to the extent that the matter is subject to specific provision in the 2007 Accounts or the January Balance Sheet.

7.                                       Acts or omissions of Best Buy. CPW shall not be liable for any Non-Tax Claim to the extent that the same would not have occurred but for any act, omission or transaction carried out:

(a)                                  pursuant to and in compliance with any provisions of any of the Transaction Documents or otherwise at the specific request in writing or with the specific approval in writing of Best Buy or Best Buy Acquisition Co; or

(b)                                 after Closing by Best Buy or Best Buy Acquisition Co (or any of their directors, officers, employees, agents or successors in title) outside the ordinary and usual course of the Distribution Business at Closing.

8.                                       No liability for legislation or changes in rates of tax.  CPW shall not be liable for any Non-Tax Claim if and to the extent it is attributable to, or the amount of such Non-Tax Claim is increased as a result of, any (i) legislation not in force at the date of this Agreement (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice or (iii) change in the rates of taxation in force at the date of this Agreement.

9.                                       Insurance.  CPW shall not be liable in respect of any Non-Tax Claim to the extent that the amount of such Non-Tax Claim is covered by a policy of insurance or would have been so covered if the policies of insurance effected by or for the benefit of the Newco Group had been maintained under the existing or a new policy of insurance after Closing on no less favourable terms than those existing at the date of this Agreement.

10.                                 Mitigation of losses.  Except in the case of a Tax Claim, nothing in this Agreement shall be deemed to reduce Best Buy and/or Best Buy Acquisition Co common law duty to mitigate its losses.

11.                                 Limitations not applicable if fraud etc.  None of the limitations contained in paragraphs 1 or 2 shall apply to any Claim to the extent that the Claim (or the delay in discovery of it) is the consequence of, or is increased as a consequence of, dishonest or deliberate mis-statement or concealment or other fraud by CPW or any other member of the CPW Group or any officer or employee (or former officer or employee) of CPW or any other member of the CPW Group.

12.                                 Matters disclosed.  CPW shall not be liable for any Claim (other than a Claim under the Tax Covenant) if and to the extent that the fact, matter, event or circumstance is fairly disclosed by any Transaction Document.

13.                                 Contingent liabilities.  If any Claim for breach of Warranty is based upon a liability which is contingent only, CPW shall not be liable to make payment unless and until the contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of Best Buy to give notice of the Claim in accordance with paragraph 1 and to issue and serve proceedings in respect of it before such time. For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in paragraph 1 shall not exonerate CPW in respect of any Claim properly notified before that date.

14.                                 No double recovery.  Neither Best Buy nor Best Buy Acquisition Co shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage or deficiency, regardless of whether more than one Claim arises in respect of it, and for this purpose recovery by Best Buy and Best Buy Acquisition Co shall be deemed to be a recovery by each of them.

15.                                 CPW to have opportunity to remedy breaches.  Best Buy shall not be entitled to pursue any Non-Tax Claim which is capable of remedy unless it has given CPW written notice of the Non-Tax Claim and the Non-Tax Claim is not remedied within 60 days after the date on which notice is served on CPW. If the Non-Tax Claim has not been remedied within that 60 day period, then the date on which notice of a Claim in respect of that Non-Tax Claim shall be deemed to have been given to CPW for the purpose of paragraph 1 above shall be the date on which notice was given under this paragraph 15, provided that the notice satisfied the other requirements of paragraph 1 above when so given.

16.                                 Rescission.  No party to this agreement shall be entitled to rescind this Agreement for any reason including without limitation in respect of any Claim. This is without prejudice to any right to terminate pursuant to clauses 4 and 11.

17.                                 Reorganisation.  CPW shall not be liable for any Claim in respect of the Reorganisation to the extent that the matter is separately indemnified under this Agreement or has been reflected through the Reorganisation Adjustment.

SCHEDULE 3

BEST BUY WARRANTIES

1.                                       Best Buy and Best Buy Acquisition Co are validly incorporated, in existence and duly registered under the laws of their respective jurisdictions of incorporation and have full power to conduct their business as conducted at the date of this Agreement.

2.                                       This Agreement and the Transaction Documents which are to be entered into by a member of the Best Buy Group will, when executed, constitute valid and binding obligations of the relevant member of the Best Buy Group.

3.                                       Best Buy and Best Buy Acquisition Co have obtained all corporate authorisations and (except to the extent relevant to the Conditions or the obtaining of the Best Buy Third Party Consent) so far as the Best Buy Group is aware all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower them to enter into and perform their obligations under this Agreement and any other Transaction Documents to which it is a party and is not subject to any decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

4.                                       Subject, where applicable, to fulfilment of the Conditions, entry into and performance by each member of the Best Buy Group of this Agreement and/or any Transaction Document to which it is a party will not: (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; (ii) result in a violation or breach of any laws or regulations applicable to the Best Buy Group; or (iii) amount to any violation or default with respect to any statute, order, decree or judgment of any court or any governmental or regulatory authority, where in each case, any breach, conflict or violation would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

5.                                       No order has been received, or, so far as the Best Buy Group is aware, has been made, or petition presented or meeting convened by any shareholder or creditor of the Best Buy Group for the winding up of any member of the Best Buy Group, or so far as the Best Buy Group is aware for the appointment of any provisional liquidator, and so far as the Best Buy Group is aware there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and so far as the Best Buy Group is aware no events have occurred which, under applicable laws, would be reasonably likely to justify any such cases or proceedings in respect of any member of the Best Buy Group.

6.                                       So far as the Best Buy Group is aware no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to any member of the Best Buy Group, and so far as the Best Buy Group is aware no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any member of the Best Buy Group nor so far as the Best Buy Group is aware has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

7.                                       No member of the Best Buy Group has made any voluntary arrangement with any of its creditors in the 2 years prior to the date of this Agreement.

8.                                       An entity in the Best Buy Group is the sole owner of the Geek Squad Shares free from all Third Party Rights. An entity in the Best Buy Group is entitled to transfer or procure the transfer of the full ownership of the Geek Squad Shares on the terms set out in the Geek Squad SPA.

9.                                       The Geek Squad Shares constitute 50% of the whole of the issued and allotted or, to the extent appropriate, registered, ordinary share capital of Geek Squad. All of the Geek Squad Shares are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Geek Squad Shares.

SCHEDULE 4

CONDUCT OF THE NEWCO GROUP PRE-CLOSING

1.                                       From the date of this Agreement until Closing, CPW shall (unless otherwise required or permitted by the terms of any Transaction Document or pursuant to the implementation of the Reorganisation or as may be approved in writing by Best Buy, such approval not to be unreasonably withheld or delayed) ensure that no member of the Newco Group shall:

(a)                                  carry on, or take any action in relation to, the Distribution Business except in the ordinary course;

(b)                                 change the nature of its business from the Distribution Business, nor enter into any reorganisation, restructuring, transfer, sale, gift or any analogous action in relation to any assets, properties, shares or any other rights of the Distribution Business;

(c)                                  modify its memorandum or articles of association, including any alteration to the rights attaching to the Shares;

(d)                                 increase its share capital or authorise or issue any shares of any class or rights to subscribe for or convert into or call for the issue of such shares (other than to another member of the Newco Group);

(e)                                  except for trading in the ordinary course, enter into or amend any contractual arrangement with any member of the CPW Group;

(f)                                    liquidate, dissolve or otherwise take any steps to effect a recapitalisation or reorganisation;

(g)                                 incur any capital expenditure in excess of £25,000,000 per calendar month;

(h)                                 enter into any lease or licence of any property of 5,000 square feet or more in area;

(i)                                     incur any External Debt other than under existing arrangements, or enter into any new lease, hire-purchase or factoring agreement in excess of £1,000,000;

(j)                                     incorporate any new subsidiary or acquire any shares in any other company;

(k)                                  enter into any joint venture or partnership or non-arm’s-length arrangement with any person;

(l)                                     instigate or settle any litigation proceedings with a value of more than £1,000,000, including against a shareholder of Newco or a company in the CPW Group;

(m)                               change its auditors;

(n)                                 alter its accounting reference date or changing its accounting policies;

(o)                                 declare or pay any dividends or other distributions upon any shares (including the Shares), except to another member of the Newco Group;

(p)                                 engage, dismiss or change the terms of employment (including any equity or incentive schemes) of any employee or director whose total compensation is in excess of £150,000 per annum, or any Key Manager (other than any changes to the terms of employment in the ordinary course and consistent with prior practice);

(q)                                 establish any additional, or amend any existing, bonus, profit-sharing or other incentive scheme for any employees; (other than any changes to the terms of employment in the ordinary course and consistent with prior practice)

(r)                                    assign or license any intellectual property rights other than in the ordinary course of business and provided that such assignment and/or licensing is in accordance with any agreement governing the use of such intellectual property rights.

(s)                                  do or omit to do any action which would cause the Key Warranties to be incorrect in any material respect, if the Key Warranties were repeated at any time prior to Closing by reference to the facts and circumstances then existing (on the basis that references in the Key Warranties to the date of this Agreement were references to the relevant date).

SCHEDULE 5

CLOSING ARRANGEMENTS

Part A : CPW Obligations

1.                                       At Closing, CPW and CPW Affiliate shall deliver or ensure that there is delivered to Best Buy (or made available to Best Buy’s reasonable satisfaction):

(a)                                  duly executed transfers into the name of Best Buy Acquisition Co in respect of all the Shares;

(b)                                 the share certificates relating to the Shares;

(c)                                  a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of CPW authorising the execution of and the performance by CPW of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(d)                                 a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of Newco authorising the execution of and the performance by Newco of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(e)                                  the Voting Power of Attorney, executed by or on behalf of CPW, to enable Best Buy Acquisition Co to exercise all voting and other rights attached to the Shares pending registration of the transfer thereof;

(f)                                    a copy (certified by a duly appointed officer as true and correct) of the minutes of the extraordinary general meeting of CPW at which the Class 1 Resolutions were passed;

(g)                                 a counterpart of the Shareholders Agreement, duly executed by CPW;

(h)                                 a counterpart of the CPW Loan Agreement, duly executed by CPW and Newco;

(i)                                     a counterpart of the Best Buy Loan Agreement, duly executed by Newco;

(j)                                     a counterpart of the Working Capital Facility duly executed by CPW and Newco, together with an Opening Balance Notice stating the amount which it bona fide believes to be the amount of the Working Capital Amount as at 11.59 p.m. on the day before the Closing Date;

(k)                                  a counterpart of the Consortium Relief Agreement, duly executed by CPW;

(l)                                     a counterpart of the Best Buy Mobile Agreement, duly executed by CPW and CPW Mobile Limited;

(m)                               a counterpart of the Geek Squad SPA, duly executed by Newco;

(n)                                 a counterpart of the Services Agreement, duly executed by CPW and Newco;

(o)                                 a counterpart of the Telecoms Distribution Agreement, duly executed by CPW and Newco;

(p)                                 a counterpart of the Telecoms Services Agreement, duly executed by CPW and Newco; and

(q)                                 a copy of the CPW Third Party Consent.

2.                                       CPW shall ensure that resolutions of the board of directors of Newco (and, where appropriate, the relevant member of the Newco Group) are passed by which the following business is transacted:

(a)                                  if appropriate, the registration (subject to such legal or other requirements as are necessary for such registrations to be effected being satisfied) of the transfers in respect of the Shares is approved; and

(b)                                 the directors are appointed or resign so that the board of directors of Newco comprises the directors appointed in accordance with the Shareholders’ Agreement.

3.                                       If the parties have agreed the form of new articles of association for Newco, CPW shall ensure that those articles of association are adopted no later than Closing.

4.                                       CPW shall procure that on or prior to Closing the name of Newco shall be changed to Best Buy Distributions Holdings Limited and shall deliver an appropriate change of name certificate.

Part B : Best Buy Obligations

1.                                       At Closing, Best Buy shall:

(a)                                  deliver (or ensure that there is delivered to CPW) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of Best Buy and Best Buy Acquisition Co (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by Best Buy and Best Buy Acquisition Co of their respective obligations under this Agreement and each of the Transaction Documents to be executed by them; and

(b)                                 pay to CPW the Price;

(c)                                  deliver a counterpart of the Shareholders Agreement, duly executed by Best Buy and Best Buy Acquisition Co;

(d)                                 deliver a counterpart of the Disclosure Letter, duly executed by Best Buy and Best Buy Acquisition Co;

(e)                                  deliver a counterpart of the Working Capital Facility duly executed by Best Buy;

(f)                                    deliver a counterpart of the Best Buy Loan Agreement, duly executed by Best Buy Acquisition Co;

(g)                                 deliver a counterpart of the Consortium Relief Agreement, duly executed by Best Buy Acquisition Co;

(h)                                 deliver a counterpart of the Best Buy Mobile Agreement, duly executed by Best Buy Stores, L.P.; and

(i)                                     deliver a counterpart of the Geek Squad SPA, duly executed by Best Buy.

Part C : General

1.                                       CPW and Best Buy shall negotiate in good faith with a view to agreeing, before the Closing Date, the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement. If not so agreed by the Closing Date, the Transaction Document shall be in the form reasonably specified by CPW provided it is consistent with the terms of this Agreement.

2.                                       If any document listed in this Schedule 5 is required to be notarised, the parties shall execute such document at a location notified by CPW to Best Buy at least 2 Business Days before Closing where Best Buy and CPW shall procure that a notary with the required qualification will be present.

3.                                       All documents and items delivered at Closing pursuant to this Schedule 5 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)                                  delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(b)                                 receipt of an electronic funds transfer to CPW’s Bank Account in immediately available funds of the Price,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

4.                                       The JV Shareholders shall capitalise all amounts outstanding under the Best Buy Loan Agreement and the CPW Loan Agreement.

SCHEDULE 6

CLOSING STATEMENT

1.                                       In accordance with clause 3.3, CPW shall prepare a draft statement (the Closing Statement) showing the calculation of the Total Newco Debt, the Core Debt, the Reorganisation Adjustment and the Working Capital Amount (together, the Key Amounts), and deliver the same to Best Buy. The Closing Statement shall be accompanied by reasonable supporting evidence in respect thereof, including the method of (and evidence to support) the calculations. The draft Closing Statement shall be prepared, and delivered, as soon as reasonably practicable after Closing, and in any event within twenty Business Days of the Closing Date.

2.                                       CPW shall ensure that Best Buy and any auditor or other adviser retained by it shall have access to all books and records of CPW and the Newco Group reasonably necessary to enable it to review the calculations in the draft Closing Statement. Best Buy shall notify CPW in writing (the Closing Statement Notice) within twenty days of delivery of the draft Closing Statement (the Delivery Period) whether or not it accepts the draft Closing Statement for the purposes of this Agreement. If Best Buy does not accept the draft Closing Statement, it shall (within such twenty Business Day period) include in the Closing Statement Notice, in reasonable detail, the reasons for such non-acceptance and shall specify the adjustments which, in Best Buy’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Closing Statement Notice or if Best Buy fails to deliver a Closing Statement Notice to CPW within the Delivery Period, Best Buy shall be deemed to have agreed the draft Closing Statement, and the calculation of each of the Key Amounts, in full.

3.                                       If Best Buy serves a Closing Statement Notice in accordance with paragraph 2, Best Buy and CPW shall use all reasonable efforts to meet and discuss the objections of Best Buy and to agree the adjustments (if any) required to be made to the draft Closing Statement, in order to agree any (or all) of the relevant Key Amounts, in each case within twenty Business Days after receipt by CPW of the Closing Statement Notice.

4.                                       If Best Buy is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between Best Buy and CPW pursuant to paragraph 3), then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

5.                                       If Best Buy and CPW do not reach agreement within twenty Business Days of receipt by CPW of the Closing Statement Notice, then the matters in dispute may be referred (on the application of either Best Buy or CPW) for determination by a firm of chartered accountants of international standing as Best Buy and CPW shall agree (or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales) (the Firm).

6.                                       The Firm shall be requested to determine, within twenty Business Days (or such later date as Best Buy, CPW and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment, the adjustments (if any) which it considers are necessary, solely for the purposes of this Agreement, to be made to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally each of the Key Amounts.

7.                                       If CPW and Best Buy fail to agree on the terms of appointment of the Firm (including, without limitation, the terms of any engagement letter) within twenty Business

Days of the Firm being identified in accordance with paragraph 5, then either of CPW and Best Buy shall be entitled unilaterally to appoint the Firm (including without limitation, enter into any engagement letter with the Firm) for the purposes of this Schedule 6.

8.                                       Each of CPW and Best Buy shall and shall procure that their respective advisors shall provide all reasonable assistance, book and records to the Firm to enable the Firm to carry out its determination pursuant to this Schedule 6.

9.                                       The Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

10.                                 Best Buy and CPW shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Firm shall be borne equally between Best Buy and CPW or in such other proportions as the Firm shall determine.

11.                                 When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amount shown in such Closing Statement for each of the Key Amounts shall be final and binding for the purposes of this Agreement.

SCHEDULE 7

TAX

Part A : Tax Warranties

In Part A of this Schedule all capitalised terms shall have the meaning given to them in Part B (or, where such term is not defined in Part B, the Agreement).

1. TAX RETURNS AND PAYMENT OF TAX

1.1                                 All returns, computations, notices and information which are or have been required to be made or given by each member of the Newco Group in respect of taxation have been made or given within the requisite periods and on a proper basis in accordance with local practice and all such returns, notices and information are and remain complete and accurate in all material respects.

1.2                                 Each member of the Newco Group has complied within applicable time limits with all notices served on them by any tax authority.

1.3                                 Each member of the Newco Group has paid all tax which it has become liable to pay and is not, and has not been, liable to pay a penalty, surcharge, fine or interest in connection with tax and, so far as CPW is aware, there are no circumstances by reason of which any member of the Newco Group may become liable to pay such amounts.

1.4                                 No member of the Newco Group has received from any tax authority (and has not subsequently repaid to or settled with that tax authority) any payment to which it is not entitled.

2. WITHHOLDINGS

Each member of the Newco Group has made all withholdings or deductions for or on account of tax which are or have been required under the laws of any territory and has properly accounted to the relevant tax authority for all such amounts.

3. RECORDS

3.1                                 No tax authority has brought or taken any action in relation to the maintenance of records relating to tax that each member of the Newco Group is required to maintain under applicable laws.

3.2                                 Each member of the Newco Group has sufficient records to determine the tax consequence(s) which would arise on any disposal or realisation of any asset owned at the 2008 Accounts Date or acquired since that date, but prior to Closing.

4. ACCOUNTS

4.1                                 All liabilities, whether actual, deferred, contingent or disputed, of each member of the Newco Group for tax measured by reference to income, profits or gains earned accrued or received on or before the date of the January Balance Sheet or arising in respect of an event occurring or deemed to occur on or before the date of the January Balance Sheet are fully provided for or (as appropriate) disclosed (in each case, in accordance with generally accepted accounting principles applicable to that member of the Newco Group) in the January Balance Sheet and the 2008 Accounts.

4.2                                 Each member of the Newco Group has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the January Balance Sheet and the 2008 Accounts.

5. TRANSACTIONS IN ORDINARY COURSE OF BUSINESS

5.1                                 Since the date of the January Balance Sheet 2008, no member of the Newco Group has been involved in any transaction which has given or may give rise to a liability to tax on any member of the Newco Group (or would have given or might give rise to such a liability but for the availability of any Relief) other than tax in respect of normal trading income or receipts of the member of the Newco Group concerned arising from transactions entered into by it in the ordinary course of business.

6. DISPUTES AND INVESTIGATIONS

6.1                                 No member of the Newco Group is involved in any dispute with any tax authority or is or has been the subject, within the last three years, of any enquiry, audit, investigation or non-routine visit by any tax authority and no tax authority has indicated to a member of the Newco Group or CPW its intention to commence such a dispute, enquiry, audit, investigation or non-routine visit and CPW is not aware of any facts that would cause such a dispute, enquiry, audit, investigation or non-routine visit to be so commenced.

7. CONSENTS, CLEARANCES

7.1                                 Within the last three years, no transaction in respect of which any consent or clearance was required or sought from any tax authority has been entered into or carried out by any member of the Newco Group otherwise than in accordance with such consent or clearance.

8. SPECIAL ARRANGEMENTS

8.1                                 No tax authority has operated, or agreed to operate, any special arrangement (i.e., one that is not based on the strict application of any relevant legislation or of any relevant published practice or extra-statutory concession) in relation to the affairs of any member of the Newco Group.

9. RESIDENCE/PERMANENT ESTABLISHMENT

9.1           Each member of the Newco Group is, and has at all times been, resident in its jurisdiction of incorporation for tax purposes and is not, and has not at any time been, treated as resident in any other jurisdiction for any tax purpose.

9.2           No member of the Newco Group is an agent or permanent establishment of any other person, business or enterprise for any tax purpose.

9.3           No member of the Newco Group is subject to tax in any jurisdiction (other than its jurisdiction of incorporation) on its income, profits or gains by virtue of having a permanent establishment, branch, agency or other business establishment in the jurisdiction in question.

10. CAPITAL GAINS AND CAPITAL LOSSES

10.1         If each of the capital assets of the members of the Newco Group were disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of the January Balance Sheet or in the case of assets acquired since the date of the January Balance Sheet, equal to the consideration given upon its acquisition, no liability to tax on chargeable gains would arise.

10.2         No member of the Newco Group has realised any capital loss which would not be available to be carried forward and used to relieve any tax arising on capital gains realised by that member in the future.

10.3         The execution or completion of this Agreement or any other Event since the date of the January Balance Sheet will not result in any asset or liability being deemed to have been disposed of and reacquired by any member of the Newco Group for tax purposes.

11. DISTRIBUTIONS AND OTHER PAYMENTS

11.1         No distribution or deemed distribution has been made (or will be deemed to have been made) by any member of the Newco Group, except dividends shown in their audited accounts, and no member of the Newco Group is bound to make any such distribution.

11.2         No securities have been issued by a member of the Newco Group which remain in issue at the date of this Agreement and which were issued in such circumstances that the interest payable under them falls to be treated as a distribution for any tax purpose, nor has any member of the Newco Group agreed to issue any such securities.

11.3         No rents, interest, annual payments or other sums of an income nature, paid or payable by any member of the Newco Group, or which any member of the Newco Group is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for tax purposes.

12. GROUPS

12.1         No member of the Newco Group is or has ever been a member of:

(a)                                  a group of companies;

(b)                                 a fiscal consolidation; or

(c)                                  a fiscal unity

(in each case, for the purposes of any corporate income or profit-based tax) of which any person or entity other than a member of the Newco Group is a member.

13. SECONDARY LIABILITY

13.1         No event has occurred which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over an asset of a member of the Newco Group in respect of unpaid tax.

14. CONTROLLED COMPANIES

14.1         None of the undistributed profits of any company may be taxed in the hands of a member of the Newco Group.

15. EMPLOYEES

15.1         All amounts payable to any tax authority in respect of any employee (including any tax deductible from any amount paid to an employee and any social security or similar contributions required to be made in respect of employees) payable by any member of the Newco Group have been duly paid and each member of the Newco Group has made all such deductions and retentions as should have been made under any applicable laws or regulations.

15.2         No member of the Newco Group has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee of the relevant member, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the relevant member for tax purposes.

16. VALUE ADDED TAX

16.1         Each member of the Newco Group has complied with and observed in all respects the terms of applicable legislation in respect of VAT.

16.2         No member of the Newco Group has been, in the last six years, a member of a group of companies for VAT purposes.

16.3         No member of the Newco Group has, or has agreed to, become an agent, manager or factor of, or fiscal representative of or for, any person not resident in its jurisdiction for the purpose of the relevant VAT legislation.

16.4         Where a member of the Newco Group has made any election to waive exemption from VAT in respect of any property in which it has an interest, such election has been validly made and notified for the purposes of VAT so as to be properly effective.

16.5         No member of the Newco Group owns or has at any time within the period of ten years preceding the date hereof owned any assets which are capital items for the purposes of Part XV of the VAT Regulations 1995 (SI 1995/2518) Capital Goods Scheme or similar provisions having effect under the laws of any jurisdiction outside the United Kingdom.

16.6         No supplies have been made to any member of the Newco Group in respect of or in regard to which the relevant member is itself required to account for any VAT chargeable due to such supply being deemed for VAT purposes to be a supply made both by and to the relevant member, or as any kind of self-supply.

16.7         All VAT, import duty and other taxes or charges payable to any tax authority upon the importation or acquisition of goods and all excise duties payable to any tax authority in respect of any assets (including trading stock) imported, owned or used by any member of the Newco Group has been correctly reported and paid in full.

17. TRANSFER TAXES

17.1         All documents necessary to establish or register the title of a member of the Newco Group to any asset or necessary for a member of the Newco Group to enforce any of its rights have been duly stamped (if necessary) and/or any stamp duties, stamp duty land tax or similar transfer taxes (including interest and penalties) in respect of such documents have been paid.

17.2         Each member of the Newco Group has paid all capital duty in respect of relevant contributions of capital and filed all requisite tax returns in connection therewith. In relation to contributions of capital that are exempt from capital duty, there are no circumstances whereby the exemption could be withdrawn.

18. WARRANTIES RELATING TO UNITED STATES TAXATION

18.1         Except for the following entities, no member of the Newco Group is (or will be as of the Closing Date) a corporation listed in Appendix A to this Schedule:

(a)                                  The Phone House SA

(b)                                 The Phone House NV

(c)                                  Tecnologias Integrales de Telecommunicaciones SA

(d)                                 Xtra Telecom SA

(e)                                  Sociedade Gestora de Participacoes Socias SA

(f)                                    The Phone House SAS

(g)                                 The Phone House Services Telecom SAS

(h)                                 Telechoice Espana SA

18.2         Except for the following entities, no member of the Newco Group was formed on or before August 10, 1993:

(a)                                  Evergreen Services Holdings Limited

(b)                                 The Carphone Warehouse Ltd.

(c)                                  Cellcom Limited Co.

(d)                                 Compro-Telematics BV

(e)                                  The Phone House BV

(f)                                    The Phone House Netherlands BV

(g)                                 The Phone House Netherlands Retail BV

(h)                                 The Phone House Telecom GmbH

(i)                                     GEAB The Phone House AB.

18.3         No member of the Newco Group which was formed after August 10, 1993, conducts a business: (i) where that business was operated by any person prior to August 10, 1993; and (ii) which was not acquired from a party that is not an Affiliate in a taxable transaction sometime after August 10, 1993.

18.4         Other than BBY Consulting LLC, no member of the Newco Group is a corporation or partnership formed under the laws of any one of the states in the United States.

PART B : TAX COVENANT

1. DEFINITIONS AND INTERPRETATION

1.1           In this Schedule, unless the context otherwise requires:

Accounts Relief means any Relief or right to repayment of taxation (including any repayment supplement) which was treated as an asset of the Company in the 2007 Accounts or in the January Balance Sheet or the 2008 Accounts or was taken into account in computing any deferred tax asset which appears in the January Balance Sheet or the 2008 Accounts or which was taken into account in computing and so reducing or eliminating any provision for tax or deferred tax which appears in the January Balance Sheet or the 2008 Accounts (or which, but for such Relief, would have appeared in the January Balance Sheet or the 2008 Accounts (as applicable));

Actual Tax Liability shall include any liability to make an actual payment of or in respect of tax (including any tax sharing arrangement), in which case the amount of the Tax Liability shall be the amount of the actual payment;

BBY SPV means the member of the Best Buy Group to which any IP Business Assets are transferred;

CPW VAT Group means VAT group with registration number 744 0320 68;

Claim for Taxation means any notice, demand, assessment, letter or other document issued or action taken by or on behalf of a tax authority or any person (including any Company) indicating that any person is or may be placed or sought to be placed under a Tax Liability, being a Tax Liability which would give rise to a liability for the Seller under this Schedule;

Clawback Provision means any of sections 111 or 113 of the Finance Act 2002 or paragraphs 3, 4A, 9 or 11 of Schedule 7 to the Finance Act 2003 or any other similar or equivalent provision in relation to tax whether in the United Kingdom or in any other jurisdiction (including, if and in whatever form enacted, paragraph 4ZA of Schedule 7 to the Finance Act 2003 proposed by the Finance Bill 2008);

Code means the United States Internal Revenue Code of 1986, as amended. References to United States Treasury Regulations are to regulations issued by the United States Secretary of the Treasury pursuant to his or her authority under the Code;

Company means each, any or all of the members of the Newco Group, as the context shall require;

Deemed Tax Liability means:

(a)                                  the loss or reduction in the amount of any Accounts Relief (other than a repayment of tax) which would (were it not for the said loss or reduction) have otherwise been available to any Company, in which case the amount of the Tax Liability will be the amount of tax which would (calculated by reference to the rates of tax in force at Closing) have been saved or relieved but for the loss or reduction of such Relief, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief and used the Relief in priority to any other Reliefs;

(b)                                 the loss or reduction in the amount of a right to repayment of tax which has been treated as an asset of the Company in preparing the January Balance Sheet or the 2008 Accounts, in which case the amount of the Tax Liability will be the amount of the loss of the right to such repayment and any related repayment supplement; and

(c)                                  the setting off against income, profits or gains earned, accrued or received on or before the Closing Date or against any tax of, any Relief arising after the January Balance Sheet Date in circumstances where, but for such loss, reduction or setting off, the Company would have had a tax liability in respect of which Best Buy Acquisition Co would have been able to make a claim under this Schedule, in which case the amount of the Tax Liability shall be the amount of tax saved or relieved by the Company as a result of such set off or use;

Degrouping Charge means any liability of any Company to Taxation arising on or before Closing, or as a result of entering into the Reorganisation or this Agreement, as a result of the operation of section 179 TCGA 1992, paragraph 58 of Schedule 29 to the Finance Act 2002, paragraph 12A of Schedule 9 to the Finance Act 1996, paragraph 30A of Schedule 26 to the Finance Act 2002, any Clawback Provision or any other similar or equivalent provision in relation to tax whether in the United Kingdom or in any other jurisdiction;

Event means any act, transaction or omission, including the existence of any state of affairs, the expiry of a period of time, the Company ceasing to be associated with any other person for any tax purpose or ceasing to be or becoming resident in any country for any tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of this Agreement and the performance of any obligations thereunder), payment, event, act, or omission whatsoever, and reference to an Event occurring on or before a particular date shall include Events which for tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

Former Representative Member means the representative member of the CPW VAT group for the purposes of section 43 VATA;

Group Relief means losses or other amounts eligible for surrender under Chapter IV of Part X of ICTA 1988;

IP Business Assets mean any assets to be transferred from any relevant Company to BBY SPV which is contemplated by the Reorganisation Steps Paper (or any other assets which are transferred to BBY SPV at CPW’s request);

IP Business Assets Transfer means the transfer of the IP Business Assets from any relevant Company to BBY SPV, any subsequent transfer of any of those IP Business Assets to any Company and/or any subsequent transfer of BBY SPV to any Company;

Phase II Reorganisation shall mean all steps, transactions or other actions (in this paragraph steps) taken to ensure that Newco qualifies as a “holding company” within the meaning of section 413(3)(b) of the Taxes Act with effect from Closing and all other steps effected in connection with those steps or which are reasonably necessary to implement those steps;

Reorganisation shall mean any steps, transactions or other actions (in this paragraph steps) taken to ensure that all Distribution Business Assets and Distribution Business Liabilities reside in the Newco Group at Closing, and that any Excluded Assets or Excluded Liabilities which would not otherwise reside with the CPW Group at Closing do so reside, including (without limitation) the steps contemplated by the Reorganisation Steps Paper, and by the Phase II Reorganisation, and all other steps effected in connection with those steps or which are reasonably necessary to implement those steps and all steps taken pursuant to clause 20 of this Agreement (Further Assurances), whether taken or completed before or after Closing (and, for the avoidance of doubt, where any such step is amended or a different amount is payable in consideration for any step, that step or transaction shall be treated as part of the Reorganisation);

Relief means any relief, loss, allowance, credit, set off, deduction or exemption for any tax purpose, any right to repayment of tax (including any repayment supplement) and:

(a)                                  any reference to the use or set off of a Relief shall be construed accordingly and shall include use or set off in part; and

(b)                                 any reference to the loss of a Relief shall include the absence, unavailability, disallowance, withdrawal, clawback, non-existence or cancellation of any such Relief, or to such Relief being available only in a reduced amount;

tax and taxation means all taxes including, without limitation, all duties, levies, imposts, withholdings, social security contributions, payroll taxes, excise, property, value added, sales, occupation, transfer, insurance, franchise, deductions or other amounts in the nature of taxation, whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, irrespective of the person against or to whom the same are directly or primarily chargeable, together with all interest, fines, penalties, surcharges, imposed pursuant to any legislation relating thereto;

tax authority means any person, body, authority or institution which seeks to impose, assess, enforce, administer or collect any tax, whether in the United Kingdom or elsewhere;

Taxes Act means the UK Income and Corporation Taxes Act 1988;

Tax Liability means an Actual Tax Liability or a Deemed Tax Liability or any liability under paragraphs 2.1(c) to 2.1(g); and

VATA means the Value Added Tax Act 1994.

1.2           Reference to income, profits or gains earned, accrued or received shall include income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation relating to tax.

2. COVENANT.

2.1           CPW hereby covenants with Best Buy Acquisition Co to pay to Best Buy Acquisition Co an amount equal to:

(a)                                  50% of any Actual Tax Liability of any Company arising as a result of, by reference to or in consequence of any income, profits or gains earned, accrued or received on or before the Closing Date or any Event occurring on or before the Closing Date and whether or not such tax is chargeable against or attributable to any other person;

(b)                                 50% of any Deemed Tax Liability;

(c)                                  50% of any Tax Liability of any Company arising as a result of, by reference to or in consequence of the Reorganisation;

(d)                                 50% of any liability of a Company to:

(i)	make to any member of the CPW Group any payment for Group Relief; or

(ii)	repay to any member of the CPW Group the whole or any part of any payment for Group Relief previously received,

in each case pursuant to any agreement or arrangement entered into by any Company on or before Completion in respect of Group Relief surrendered or received in respect of any period before Closing;

(e)                                  50% of any Degrouping Charge;

(f)                                    50% of any Tax Liability of any Company or 100% of any Tax Liability of any member of the Best Buy Group arising as in respect of, by reference to or in consequence of the IP Business Transfer; and

(g)                                 all reasonable costs and expenses which are properly incurred by Best Buy Acquisition Co, and 50% of all reasonable costs and expenses incurred by the Company, in connection with any of the matters referred to in this Schedule or in taking or defending any action under the covenants contained in this Schedule (including (without limitation) all legal and other professional fees and disbursements).

2.2           CPW hereby covenants with Best Buy Acquisition Co to pay to Best Buy Acquisition Co an amount equal to:

(a)                                  50% of any Tax Liability of any Company (other than a Tax Liability which is the primary liability of that or another Company) resulting from or by reference to or in consequence of its having been affiliated, connected with, or in the same group for tax purposes as any member of the CPW Group at any time on or before Closing; and

(b)                                 100% of any Tax Liability of any member of the Best Buy Group (other than any Company or a Tax Liability that is a primary liability of a member of the Best Buy Group ) resulting from or by reference to or in consequence of its having been affiliated, connected with, or in the same group for tax purposes as any member of the Newco Group at any time on or before Closing.

2.3           CPW undertakes and agrees that it will take all steps requested by Best Buy to carry out the following, provided that (i) Best Buy sets out in writing in necessary details what is required; (ii) Best Buy gives CPW reasonable notice to do so; (iii) CPW is only required to sign a form which they are satisfied is true after taking into account, acting reasonably, any information or explanation given to CPW; and (iv) Best Buy indemnifies CPW and its officers in respect of any Tax Liability incurred by any member of the Newco Group or the CPW Group as a result of taking such steps:

(a)                                  CPW will procure that it and any members of the CPW Group identified by Best Buy shall take all such steps as are required of them to cause Newco to elect to be treated as a partnership for United States federal income tax purposes prior to the Closing Date so that Best Buy Acquisition Co will, upon the Closing Date, be considered to purchase a fifty per cent (50%) interest in a partnership for United States federal income tax purposes and the form for making such election shall be directed by Best Buy Acquisition Co; and

(b)                                 CPW shall cause the following Companies to convert to entities that are eligible to file entity classification elections on Form 8832 for U.S. federal income tax purposes before the Closing Date:

(i)                                     The Phone House SA

(ii)                                  The Phone House NV

(iii)                               Tecnologias Integrales de Telecommunicaciones SA

(iv)                              Xtra Telecom SA

(v)                                 Sociedade Gestora de Participacoes Socias SA

(c)                                  CPW shall cause certain of the Companies to make entity classification elections on Form 8832 for U.S. federal income tax purposes effective as and when required by Best Buy Acquisition Co;

(d)                                 CPW shall make a section 338(g) election for FM Investments BV and all of its subsidiaries for U.S. federal income tax purposes on Form 8023 as soon as practicable after the date of this Agreement (and shall make a claim for relief under Treas. Reg. §301.9100-3 if the application is late); and

(e)                                  CPW further agrees that it shall cooperate with Best Buy Acquisition Co in good faith to ensure that a valid election is made pursuant to section 754 of the Code with respect to Newco that will be effective on the Closing Date.

2.4           Best Buy Acquisition Co agrees that it shall not be entitled to recover more than once in respect of any Tax Liability under this Schedule.

3. COVENANT IN RELATION TO NON-DEDUCTIBILITY IN RESPECT OF AMORTISATION ON IP BUSINESS ASSETS

Definitions

3.1                                 In this paragraph:

(a)                                  the Notional IP Amortisation Amount shall mean, in respect of any accounting period of the company which holds the IP Business Assets (the Holder), the consideration in respect of the transfer of the IP Business Assets by the Holder to BBY SPV (the IP Price) multiplied by the higher of (i) the percentage amortisation rate in respect of the IP Business Assets used in the Holder’s accounts for (or which span) that accounting period; and (ii) 4%;

(b)                                 the Notional IP Amortisation Relief shall mean, in respect of any accounting period, the Notional IP Amortisation Amount multiplied by the mainstream rate of corporation tax applicable in the relevant accounting period (applied pro rata for the relevant accounting period if that period does not correspond with the period for which the relevant accounts are made up);

(c)                                  the Tax Return IP Amortisation Relief shall mean, in respect of any accounting period, the total debits (the IP debits) reflected in the tax return which is submitted by CPWL (including any amendments pursuant to paragraph 15 of Schedule 18 to the

Finance Act 1998) (the final tax return) in accordance with paragraph 9(1)(a) of Schedule 29 to the Finance Act 2002 (or any equivalent provision);

(d)                                 the Total IP Amortisation Relief shall mean an amount equal to 28% of the IP Price;

(e)                                  the IP CGT Liability shall mean an amount equal to the capital gain realised by the relevant CPW Group Company on the transfer of the IP Business Assets by the relevant CPW Group Company to BBY SPV multiplied by 28%.

Tax Return IP Amortisation Relief less than Notional IP Amortisation Relief

3.2           Subject to the provisions of this paragraph 3, where in any accounting period the Tax Return IP Amortisation Relief is less than the Notional IP Amortisation Relief for that period (including where the Tax Return IP Amortisation Relief is nil), CPW shall pay to Best Buy Acquisition Co an amount equal to 50% of the difference between the Notional IP Amortisation Relief and the Tax Return IP Amortisation relief within 10 Business Days of the submission of the final tax return in relation to such accounting period.

Adverse Event in respect of Notional IP Amortisation Relief

3.3           If, at any time, CPW or Best Buy Acquisition Co become aware of any event or circumstance which may adversely impact on the availability or quantum of IP debits equal to the Notional IP Amortisation Relief for any accounting period of the Holder ending after Closing (the Adverse Event), including, without limitation, the disallowance of any Tax Return IP Amortisation Relief by a tax authority as a result of the application of current law or any change of law or practice by any tax authority or otherwise, or a disposal of the IP Assets or any other transaction or event relating to the IP Business Assets (and including after an application of paragraph 3.4 below), that party shall notify the other and CPW shall within 10 Business Days thereof pay Best Buy Acquisition Co 50% of the amount by which the Total IP Amortisation Relief exceeds any amounts previously paid to Best Buy Acquisition Co pursuant to paragraph 3.2, except where paragraph 3.4 applies.

3.4           Where there is an Adverse Event but the parties agree that the Holder is entitled to claim any Relief in respect of the amortisation of the IP Business Assets for any period after the occurrence of the Adverse Event, CPW shall:

(a)                                  within 10 Business Days of the Adverse Event pay Best Buy Acquisition Co 50% of the amount by which the Total IP Amortisation Relief exceeds (i) any amounts previously paid to Best Buy Acquisition Co pursuant to paragraph 3.2; and (ii) any Relief reasonably expected to be available by way of amortisation of the IP Business Assets for any period after the occurrence of the Adverse Event up to 30 June 2028; and

(b)                                 indemnify Best Buy Acquisition Co in accordance with paragraph 3.2 where any Tax Return IP Amortisation Relief claimed after the Adverse Event is less than the Notional IP Amortisation Relief.

Maximum recovery

3.5           Notwithstanding any provision above, Best Buy Acquisition Co shall not be entitled to recover aggregate amounts under this paragraph 3 in excess of 50% of the IP CGT liability.

Twenty year cut off

3.6           If by 30 June 2028 the aggregate amounts of Tax Return IP Amortisation Relief is less than the Total IP Amortisation Relief, CPW will within 10 Business Days pay Best Buy Acquisition Co an amount equal to 50% of the difference.

Conduct

3.7           If the partners fail to agree the quantum of any of the amounts or figures referred to in paragraph 3.1 above or whether an event or circumstance referred to in paragraph 3.3 has occurred (or the manner or consequences of its occurrence), leading Tax Counsel selected by agreement shall determine the dispute.

3.8           Subject to paragraphs 3.9 and paragraph 12, CPW shall be entitled to take any action to dispute any disallowance of the Tax Return IP Amortisation and shall be solely responsible for any costs or expenses incurred in taking any such action.

3.9           CPW shall not be entitled to contest the disallowance of any Tax Return IP Amortisation Relief beyond any second-tier tribunal, court or appellate body unless leading Tax counsel instructed by agreement between the parties has opined in writing that the course of action is a reasonable position to take.

4. LIMITATIONS

4.1           CPW shall not be liable for any Tax Liability arising under paragraph 2.1(a) or paragraph 2.1(b) or paragraph (d) or the Tax Warranties to the extent that:

(a)                                  the Tax Liability is the IP CGT Liability (as defined in paragraph 3.1);

(b)                                 the liability is interest arising from a failure to pay taxation to a taxation authority within a reasonable time after CPW has made a payment of an amount in respect of that liability to taxation under paragraph 2 and such failure arises with the consent of Best Buy Acquisition Co;

(c)                                  it has been made good by insurers or otherwise compensated for without cost to any Company; or

(d)           the Tax Liability arises as a result of a Company carrying out, entering into or effecting:

(i)                                     any voluntary act or omission after Closing; or

(ii)                                  any claim, disclaimer or election after Closing,

(each referred to as a Post-Closing Action) where Best Buy Acquisition Co that has requested that such Post-Closing Action is taken, unless such Post-Closing Action is one which:

(A)                              is in the ordinary course of business as carried on by the relevant Company at Closing or which for some other reason could not reasonably have been avoided; or

(B)                                the relevant Company was legally committed to do, or omit to do, under a commitment that existed on or before Closing or existed after Closing at the consent or request of CPW or any member of the CPW Group (for the avoidance of doubt this shall not include any Post-Completion Action taken by the relevant Company at the request of Best Buy Acquisition Co for US tax purposes); or

(C)                                is carried out in circumstances where Best Buy Acquisition Co did not know and (on the basis of the information actually supplied in writing by CPW to Best Buy Acquisition Co at least fifteen Business Days in advance of the Post-Closing Action in question, whether pursuant to this sub-paragraph or otherwise) could not reasonably be expected to know it would or might give rise to the liability in question.

(e)                                  the Tax Liability is:

(i)             upon income, profits or gains which were actually earned, accrued or received by the relevant Company where the income, profit or gain arises in the ordinary course of business as carried on at Closing (other than where the tax has not been paid or where the tax in respect of the benefit of the relevant income, profit or gain relating to the tax has been paid by way of dividend or otherwise extracted from the Company prior to Closing otherwise than to another member of the Newco Group); or

(ii)          upon any Event occurring in the ordinary course of business as carried on at Closing (other than where the tax has not been paid or where the tax in respect of the benefit of the proceeds of the Event have been paid by way of dividend or otherwise extracted from the Company prior to Closing otherwise than to another member of the Newco Group)

provided that for this purpose the following shall, for the avoidance of doubt, be deemed not to be tax arising in the ordinary course of business if they otherwise would be (with the effect that the exclusion contained in this paragraph 3.1(f) shall not apply):

(A)                              any Tax Liability disclosed, reflected or otherwise referred to in any Accounts (including notes to those Accounts and whether referred to as an actual or contingent liability, and including, without prejudice to the generality thereof, the potential £11.6 million liability (plus any interest or penalties) in respect of input VAT reclaimed by CPWL Limited on wholesale trades made between 2002 and 2003 which is disclosed in the Accounts;

(B)                                any Tax Liability arising as a result of any transfer pricing adjustment (including in the case of tax liability in respect of UK tax, any adjustment pursuant to Schedule 28AA to the Taxes Act);

(C)                                any Tax Liability arising as a result of the UK controlled foreign company rules in Chapter IV of Part XVII of the Taxes Act (including, for the avoidance of doubt, the £20,899,713 disclosed against the Tax Warranties in respect of the New Technology Insurance Ltd) or the application of any equivalent rules in any other jurisdiction;

(D)                               any tax arising as a result of the warranties in 1.1 to 1.4 in Part A of this Schedule proving incorrect (Tax returns properly made, tax properly accounted for etc), including any tax which is assessed as a result of any error or mistake in the returns or other documents referred to in warranty 1.1;

(E)                                 any tax arising as a result of, by reference to, or in consequence of any disposal (or deemed disposal for any tax purpose) of assets other than trading stock by any Company;

(F)                                 any tax arising as a result of a change in the use of an asset by any Company.

(f)                                    the Tax Liability arises or is increased as a result only of:

(i)	any increase in rates of taxation;

(ii)	any change in law or in the published practice thereof;

(iii)

any change in the bases upon which the accounts of any Company are prepared or any change in accounting practice or principles, except in either case in order to comply with generally accepted accounting principles; or

(iv)	any change in the date to which any Company makes up its accounts,

made in any such case after Closing with retrospective effect;

(g)                                 there is available to the relevant Company to relieve or mitigate such Tax Liability any Relief which is not an Accounts Relief;

(h)                                 the Tax Liability is pursuant to a legal obligation to withhold any amount in respect of a payment of interest or deduction of PAYE at source, in each case to any person which is not a member of the Newco Group;

(i)                                     the Tax Liability has been relieved or mitigated because CPW has procured for no consideration a surrender of Group Relief to the relevant Company; or

(j)                                     the Tax Liability arises as a result of any member of the Newco Group taking any action at the direction of Best Buy pursuant to paragraph 2.3.

4.2

(a)                                  Minimum Claims

CPW shall not be liable for any claim under paragraph 2.1(a), 2.1(b) or (d) or the Tax Warranties (or a series of claims under paragraph 2.1(a), 2.1(b) or (d) or the Tax Warranties arising directly from the same facts or circumstances where the liability agreed or determined in respect of any such claim or series of claims does not exceed £1,000,000.

(b)                                 Aggregate Minimum Claims

(i)             CPW shall not be liable for any claim under paragraph 2.1(a), 2.1(b) or (d) or under the Tax Warranties unless the aggregate amount of all such claims exceeds £10,000,000.

(ii)          Where the liability agreed or determined in respect of all claims under paragraph 2.1(a), 2.1(b) or (d) or under the Tax Warranties exceeds £10,000,000, CPW shall be liable for the aggregate amount of all such claims as agreed or determined and not merely the excess over £10,000,000.

4.3                                 CPW shall not be liable for any Tax Liability arising under paragraphs 2.1(c), 2.1(e) 2.1(f) or 2.1(g) to the extent that:

(a)                                  the Tax Liability is the IP CGT Liability (as defined in paragraph 3.1);

(b)                                 the liability is interest arising from a failure to pay taxation to a taxation authority within a reasonable time after CPW has made a payment of an amount in respect of that liability to taxation under paragraph 2 and such failure arises with the consent of Best Buy Acquisition Co;

(c)                                  it has been made good by insurers or otherwise compensated for without cost to any Company;

(d)                                 there is available to the relevant Company to relieve or mitigate such Tax Liability any Relief which is not an Accounts Relief;

(e)                                  the Tax Liability is pursuant to a legal obligation to withhold any amount in respect of a payment of interest or deduction of PAYE at source, in each case to any person which is not a member of the Newco Group; or

(f)                                    the Tax Liability has been relieved or mitigated because CPW has procured for no consideration a surrender of Group Relief to the relevant Company;

(g)                                 the Tax Liability arises as a result of any member of the Newco Group taking any action at the direction of Best Buy pursuant to paragraph 2.3

4.4                                 Maximum Liability

Paragraph 5 of Schedule 2 to the Agreement shall apply in relation to the maximum liability for claims under this Schedule.

4.5                                 De minimis/aggregate

No de minimis or aggregate minimum claim shall apply in respect of any claim under paragraphs 2.1(c), (e) (f) or (g).

4.6                                 Provision for Tax Liability

This paragraph applies where there is a provision in respect of any Tax Liability and there is a claim for a Tax Liability (in this paragraph, the Claimed Tax Liability) under any of paragraphs 2.1(a) to (g). Where this paragraph applies:

(a)                                  to the extent that the Claimed Tax Liability is provided for specifically in the January Balance Sheet and the 2008 Accounts, Chopin shall not be liable in respect of that Claimed Tax Liability;

(b)                                 to the extent that the amount of the Claimed Tax Liability is greater than the amount of the specific provision in the January Balance Sheet and the 2008 Accounts in respect of that liability (the difference being the excess), any other provisions for Tax Liabilities in the January Balance Sheet and the 2008 Accounts may apply to limit CPW’s liability in respect of the excess, provided that such other provisions may only apply to limit CPW’s liability as to a maximum of 50% of the Claimed Tax Liability.

5. PAYMENT TO NEWCO

5.1                                 CPW shall be entitled to elect that, instead of making to Best Buy Acquisition Co any payment due to Best Buy Acquisition Co under Part B of this Schedule 7 which is expressed as a liability in respect of 50% of the amount or item referred to, it shall instead pay an amount equal to twice that payment to Newco which shall satisfy any obligation due to Best Buy Acquisition Co.

6. DUE DATE FOR PAYMENT AND PAYMENT MECHANICS

6.1                                 The due date for the making of payments by CPW under this Schedule shall be the date falling 3 Business Days after Best Buy Acquisition Co has served a notice on CPW demanding that payment or, if applicable and later:

(a)                                  in a case that involves an actual payment of or in respect of tax, 3 Business Days before the date on which such actual payment is due to be made to the relevant tax authority;

(b)                                 where a claim relates to the loss, use or set off of any relief other than a repayment of tax, 3 Business Days prior to the date upon which the tax saved by the Company is or would have been required to be paid to the relevant tax authority; or

(c)                                  where a claim relates to the loss or set off of a repayment of tax, 3 Business Days prior to the date when such repayment would have been due were it not for such loss or setting off;

(d)                                 in the case of costs and expenses within paragraph 2.1(g) of this Schedule, the date on which such costs and expenses are incurred.

6.2                                 Subject to paragraph 6.3 below, Best Buy Acquisition Co agrees that, save in respect of any costs or expenses of any member of the Best Buy Group or any Tax Liability of any member of the Best Buy Group , it will procure that an amount equal to any payment made by CPW to Best Buy Acquisition Co pursuant to paragraphs 2.1 to 2.4 above (the Indemnity Amount) will be paid to the Company in respect of which the Tax Liability arose or the costs or expenses were incurred within 3 Business Days of receipt of that payment. CPW agrees that it will pay an amount equal to the Indemnity Amount to the relevant Company within 3 Business Days of the due date for payment of that Indemnity Amount under paragraph 5.1.

6.3                                 Clause 17.3 (interest) of this Agreement shall apply to any payments made pursuant to this Schedule.

7. DEDUCTIONS FROM PAYMENTS, TAX ON RECEIPT AND VAT

7.1                                 CPW shall pay all sums payable by it under this Agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding to be made. If a deduction or withholding is so required, CPW shall pay such additional amount as will ensure that the net amount Best Buy Acquisition Co or Newco receives equals the full amount which it would have received had the deduction or withholding not been required.

7.2                                 If any tax authority brings any sum paid by CPW under or pursuant to this Agreement into charge to tax or if the same is otherwise chargeable to tax, then CPW shall pay such additional amount as will ensure that the total amount paid, less the tax chargeable on such amount (or would be chargeable in the absence of the availability of any Relief), is equal to the amount that would otherwise be payable under this Agreement.

7.3                                 All sums payable under this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT, which shall be payable upon the receipt of a valid VAT invoice.

8. RECOVERIES FROM THIRD PARTIES.

8.1                                 If CPW has made a payment to Best Buy Acquisition Co in respect of a claim arising under paragraph 2 of Part B of this Schedule or the Tax Warranties and Best Buy Acquisition Co recovers from some other person (other than Best Buy Acquisition Co, any person connected with Best Buy Acquisition Co, CPW, any person connected with CPW or any Company but including any tax authority) any sum in respect of any matter giving rise to such payment under this Schedule, Best Buy Acquisition Co shall promptly pay to CPW the lesser of:

(a)                                  the sum so recovered by Best Buy Acquisition Co (including sums recovered or in respect of costs and any interest received in respect of the sum recovered), but less any costs of recovery not previously reimbursed, and less any tax which is, or, but for the availability of a Relief would be chargeable on the sum recovered); and

(b)                                 an amount equal to any payments previously made by CPW to Best Buy Acquisition Co under paragraph 2 of this Schedule in connection with that recovery.

8.2                                 If CPW has made a payment to Best Buy Acquisition Co in respect of a claim arising under paragraph 2 of Part B of this Schedule and any Company recovers from some other person (other than Best Buy Acquisition Co, any person connected with Best Buy Acquisition Co, CPW, any person connected with CPW or any Company but including any tax authority) any sum in respect of any matter giving rise to such payment under this Schedule, Best Buy Acquisition Co shall promptly pay to CPW the lesser of:

(a)                                  50% of the sum so recovered by the Company from such other person (including 50% of such sums in respect of costs and any 50% of any interest received in respect of the sum recovered), but less any costs of recovery not previously reimbursed, and less any tax which is, or, but for the availability of a Relief would be chargeable on the sum recovered); and

(b)                                 any payments previously made by CPW to Best Buy Acquisition Co under paragraph 2 of this Schedule in connection with that recovery.

9. CORRESPONDING BENEFIT

9.1                                 If CPW has made a payment to Best Buy Acquisition Co in respect of a claim arising under paragraph 2 of Part B of this Schedule and any of the Companies or Best Buy Acquisition Co obtains any Relief which it would not have obtained or made but for the circumstances giving rise to a claim under paragraph 2 of Part B of this Schedule (other than any recovery to which paragraph 8 applies, any Accounts Relief or any Relief referable to the IP Business Assets) (the Benefit), then Best Buy Acquisition Co (and CPW, as appropriate) shall procure that, as soon as practicable and in any event within 14 days of obtaining the Benefit in question, 50% of the amount of any Benefit shall be set against any payment then due from CPW under paragraph 2 of this Schedule (or, if an amount has been paid to Newco pursuant to paragraph 5, set against any payment due from Newco in relation to a claim under paragraph 2 of this Schedule), and 50% of any remainder shall be carried forward and set off against any future payment or payments which become due from CPW under paragraph 2 of this Schedule.

10. VAT GROUPING

10.1                           This paragraph is to ensure that any arrangements relating to the CPW VAT Group and involving any member of the CPW Group or the Newco Group are complied with and that each former member of the CPW VAT group accounts to the Former Representative Member in respect of any VAT liabilities VAT which is properly attributable to that member, and that the Former Representative Member accounts to the relevant former member of the VAT group for any repayments or credits in respect of VAT which is properly attributable to that member, and that the CPW VAT Group is terminated. It assumes that the Former Representative Member is a Company.

10.2                           CPW shall procure that an application is made to HM Revenue & Customs and that notification is given to HMRC for each Company to cease to be a member of the CPW VAT group with effect from Closing.

10.3                           If any Company is required to account to any tax authority for any VAT or amount in respect of VAT (including any applicable interest of penalties) by reference to any supplies, acquisitions or importations (supplies) made by any member or former member of the CPW VAT Group which is not a Company, CPW shall:

(a)                                  procure that any such VAT or amount in respect of VAT is paid to the relevant Tax Authority within 3 Business Days before the date on which the Former Representative Member or the Company which has been a former member of the CPW VAT Group is required to account for such VAT or amount in respect of VAT; and

(b)                                 provide to Best Buy Acquisition Co written evidence from the tax authority that any such liability of the Former Representative Member or the Company which has been a former member of the CPW VAT Group has been discharged on the date on which the Former Representative Member or the Company or which had been a former member of the CPW VAT Group would otherwise be required to account for such VAT.

10.4                           Best Buy Acquisition Co and CPW shall procure that there is paid to CPW an amount equivalent to such proportion of any repayment of VAT received by any Company from any tax authority by reference to any period during which it was a member of the CPW VAT

Group or of any credit obtained by reference to any excess of deductible input tax over output tax that is properly attributable to supplies made to any member of the CPW Group (which is not a member of the Newco Group but a member of the CPW VAT Group), unless such repayment or credit is reflected in the 2008 Balance Sheet or the 2008 Accounts.

10.5                           CPW shall procure that any former member of the CPW VAT Group which is not a Company pays to the Former Representative Member an amount in respect of any VAT accounted for (or taken into account by) the Former Representative Member in respect of any supplies made by that former member prior to Closing.

11. GROUP RELIEF

Group Relief in Pre-Completion Period

11.1                           To the extent permitted by law, each member of the CPW Group shall be entitled to surrender Group Relief to a Company for any period falling on or prior to the Closing Date (the Relevant Period) and CPW shall be entitled to require a Company to surrender to members of the CPW Group; provided that the total amount of losses surrendered to any Company by any member of the CPW Group pursuant to paragraph 11.2 exceeds the total amount of losses surrendered by any Company to any member of the CPW Group pursuant to paragraph 11.3.

Payments for surrenders of Group Relief

11.2                           If under paragraph 11.1 a Company accepts a surrender of Group Relief from a member of the CPW Group in respect of a Relevant Period which can be used or set off against an actual liability to UK corporation tax, other than one for which CPW is liable under paragraph 2 or 3 of this Schedule and the surrender has the effect of causing a repayment of tax already paid or has the effect of discharging all or part of the provision for tax in the January Balance Sheet or the 2008 Accounts, the Company shall pay to the member of the CPW Group making the surrender an amount no less than the amount equal to the tax which has been repaid or, where the tax has not yet been paid, which would have been payable but for the surrender (unless CPW and the relevant Company agree otherwise, provided that the Company shall not be required to pay more than an amount equal to the mainstream corporation tax rate).

11.3                           If, under paragraph 11.1 a Company makes a surrender of Group Relief in respect of any Relevant Period which is used or set off against an actual liability to UK corporation tax of a member of the CPW Group, the relevant member of the CPW Group shall pay to the Company making the surrender an amount no less than equal to the tax which would have been payable but for the surrender (unless CPW and the relevant Company agree otherwise).

11.4                           A payment under sub-paragraphs 11.2 or 11.3 shall be made on the later of the day on which the tax that would otherwise have been due would have been payable or the date on which either written notification is received from the relevant tax authority that the corporation tax liability of the Company has been reduced (including to nil) as a result of the surrender or the relevant time limit for the relevant tax authority enquiries passes.

Prohibition on actions impacting on surrender

11.5                           Neither Best Buy Acquisition Co nor CPW shall, unless otherwise agreed, do any act or thing (including, in particular, the carry back of losses from accounting periods ending after Closing) after Closing which might affect a Company’s ability to accept surrenders of Group Relief or to consent to surrenders of Group Relief in respect of any Relevant Period.

12. CONDUCT OF DISPUTES

Conduct of disputes

12.1                           If Best Buy Acquisition Co or CPW become aware of a Claim for Taxation which may result in a Tax Claim (a Dispute), Best Buy Acquisition Co or CPW, as the case may be, shall give notice to the other of the Claim for Taxation as soon as reasonably practicable and in any event within 14 days of receipt thereof.

12.2                           CPW shall procure that (other than where, in respect of a liability of BBY SPV where CPW does not have the available information):

(a)                                  Best Buy Acquisition Co is kept fully informed of the progress of all matters relating to any Dispute;

(b)                                 Best Buy Acquisition Co, as soon as reasonably practicable, receives copies of all material correspondence with any tax authority insofar as it is relevant to the Dispute;

(c)                                  Best Buy Acquisition Co is afforded the reasonable opportunity to comment on all material returns, claims, notices or other material documents or other non-routine correspondence relating to the Dispute before submission to the relevant tax authority and that Best Buy Acquisition Co’s reasonable comments are properly considered, so long as such comments are received within 10 days of receipt of the relevant document; and

(d)                                 no document will be submitted to any tax authority in respect of the Dispute which is not true and accurate in all material respects.

13. BEST BUY ACQUISITION CO COVENANT

13.1                           Best Buy Acquisition Co hereby covenants with CPW to pay to CPW an amount equal to 100% of any Tax Liability of any member of the CPW Group (other than any Company or a Tax Liability that is a primary liability of a member of the CPW Group) resulting from or by reference to or in consequence of its having been affiliated, connected with, or in the same group for tax purposes as any member of the Newco Group at any time on or before Closing.

14. BASE COST/ROLLOVER AND HOLDOVER

14.1                           CPW agrees that, without the consent of Best Buy Acquisition Co (after having consulted with Best Buy Acquisition Co and taking account of its opinion), it shall not after the date of this Agreement make, give or enter into or procure that any Company shall each make, give or enter into any claim (whether unconditional or conditional, whether or not forming part of any other return or tax document, whether provisional or final, and including amendments to or withdrawals of earlier claims (to the extent that those amendments impact on the quantum of the claim and are not administrative changes)) which could increase any Tax liability of the Company, including but not limited to:

(a)                                  rollover relief available in accordance with section 152 TCGA in respect of any chargeable gains of any Company or member of the CPW Group arising in respect of a disposal or deemed disposal on or before Closing; and/or

(b)                                 holdover relief available in accordance with sections 152 and 154 TCGA in respect of any chargeable gains of any Company or member of the CPW Group arising in respect of a disposal or deemed disposal on or before Closing;

(c)                                  rollover relief in relation to realisations of intangible fixed assets pursuant to Part 7 (as extended by Part 9) of Schedule 29 to the Finance Act 2002.

SCHEDULE 8

PENSIONS

CPW will indemnify and keep indemnified the Newco Group in respect of all Costs which any member of the Newco Group may sustain, incur or pay in connection with the Intertan Plan, including without limitation under section 75 of the Pensions Act 1995 and if it fails to so indemnify within three Business Days of a demand by Best Buy, CPW will pay 50% of such amount to Best Buy (so that paragraphs 5 and 6 of Part B of Schedule 7 shall apply).

SCHEDULE 9

DEFINITIONS AND INTERPRETATION

1.                                       Definitions. In this Agreement, the following words and expressions shall have the following meanings:

2007 Accounts means the Accounts of CPW for the financial year ended on the 2007 Accounts Date, as delivered to Best Buy before the date of this Agreement;

2008 Accounts means the Accounts of for financial year ended on the 2008 Accounts Date, as delivered to Best Buy at Closing;

2007 Accounts Date means 31 March 2007;

2008 Accounts Date means 29 March 2008;

Accounts means, in relation to any financial year of CPW, the audited consolidated balance sheet of CPW and its subsidiary undertakings as at the Accounts Date and the audited consolidated profit and loss account for the period ended on the Accounts Date, together with any notes, reports, statements or documents included in or annexed or attached to them;

Accounts Date means the Saturday nearest to 31 March;

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of CPW and Best Buy (in each case with such amendments as may be agreed in writing by or on behalf of CPW and Best Buy);

Best Buy Accounts means the audited consolidated balance sheet of Best Buy and its subsidiaries as at 28 February 2008 and the audited consolidated profit and loss account for the period ended on that date, together with any notes, reports, statements or documents included in or annexed or attached to them;

Best Buy Cure Period has the meaning given at clause 11.2;

Best Buy Group means Best Buy and its Affiliates from time to time, excluding the Newco Group;

Best Buy Insolvency Warranties means Best Buy’s Warranties set out in paragraphs 5, 6 and 7 of Schedule 3;

Best Buy Loan Agreement means the agreement between Best Buy, Best Buy Acquisition Co and Newco, in the Agreed Form;

Best Buy Mobile Agreement means the amended and restated Management Consulting Agreement entered into by and between Best Buy Stores, L.P., CPW and CPW Mobile Limited, in the Agreed Form;

Best Buy Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by Best Buy and/or Best Buy Acquisition Co to CPW under this Agreement;

Best Buy Reorganisation means the steps of the Reorganisation Steps Paper set out in clause 5.4;

Best Buy’s Solicitors means Freshfields Bruckhaus Deringer LLP of 65 Fleet Street, London EC4Y 1HS;

Best Buy Third Party Consent means relevant waiver and consents from JP Morgan Chase Bank N.A. as administration agent and a syndicate of banks pursuant to Best Buy’s U.S. $2.5 billion 5-year unsecured committed revolving credit agreement;

Best Buy’s Warranties means the warranties given by Best Buy and Best Buy Acquisition Co to CPW pursuant to clause 9 and Schedule 3;

Business Day means a day other than a Saturday or Sunday or public holiday on which banks are open in London and New York for general commercial business;

Business IP means the Owned IP and all other registered Intellectual Property Rights used by the Newco Group;

Circular means the circular to be sent to the shareholders of CPW, the draft of which will be provided to Best Buy and Best Buy’s Solicitors prior to its issue;

Claim means any claim for breach of the Warranties or any claim under the Tax Covenant or otherwise under this Agreement;

Class 1 Resolutions means the resolutions of CPW in the Agreed Form;

Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 7.1;

Closing Statement has the meaning given in paragraph 1 of Schedule 6;

Closing Statement Notice has the meaning given in paragraph 2 of Schedule 6;

Commercial Agreements means the Licence Agreements, the Services Agreement, the Telecoms Distribution Agreement and the Telecoms Services Agreement;

Competition Commission means the Competition Commission in the UK;

Conditions means the conditions to Closing set out in clause 4.1, and Condition means any of them;

Connected Persons has the meaning given in clause 24;

Core Debt has the meaning given in clause 2.1;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

CPW Cure Period has the meaning given at clause 11.1;

CPW Group means CPW and its Affiliates from time to time but excludes the Newco Group;

CPW Insolvency Warranties means the Warranties set out in paragraph 10 of Schedule 1;

CPW Loan Agreement means the agreement between CPW and Newco, in the Agreed Form;

CPW Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by CPW to Best Buy and/or Best Buy Acquisition Co under this Agreement;

CPW Reorganisation means all of the steps in the Reorganisation Steps Paper other than those set out in the Best Buy Reorganisation;

CPW’s Bank Account means CPW’s bank account at Deutsche Bank AG, London Branch; account name: The Carphone Warehouse Group PLC; account number: 10393500; sort code: 40-50-81 (and/or such other account(s) as CPW and Best Buy may agree in writing);

CPW Third Party Consent means the consent from the Majority Lenders (as defined therein) required under Clause 21.4 of the £550,000,000 Revolving Credit Facility dated 13 March 2008 and made between, amongst others, The Carphone Warehouse Group PLC as the Company and Barclays Capital, HSBC Bank PLC, ING Bank N.V., London Branch and The Royal Bank of Scotland PLC as Mandated Lead Arrangers;

DC Plans means the stakeholder schemes operated by Norwich Union;

Default Interest means interest at LIBOR plus 0.75 per cent.;

Delivery Period has the meaning given in paragraph 2 of Schedule 6;

Disclosure Letter means the letter from CPW to Best Buy and Best Buy Acquisition Co dated the date of this Agreement;

Distribution Business means the mobile distribution business of the CPW Group and the Newco Group in every country in which such business operates, operated through any distribution channel, including, without limitation:

(a)                                  the mobile distribution business being the sale of mobile handsets and similar devices, the entering into of airtime contracts on behalf of mobile networks with non-business customers, the sale of insurance products on behalf of the Insurance Business and the sale of accessory products all as carried on by the Newco Group;

(b)                                 the mobile virtual network operator businesses carried on by the Newco Group;

(c)                                  the sale of fixed line telecommunication services and broadband services and associated products and services supplied by third party suppliers which are not members of the Newco Group;

(d)                                 the fixed line telecommunications businesses in Spain and Switzerland;

(e)                                  the Insurance Business;

(f)                                    the Geek Squad Business; and

(g)                                 the Best Buy Mobile Agreement,

but excluding the Excluded Business;

Distribution Business Asset means any property, right or asset of any member of the CPW Group which relates to, or forms part of, the Distribution Business;

Distribution Business Liability means any liability, duty or obligation of any member of the CPW Group which relates to, or forms part of, the Distribution Business;

Employees means the employees of the Newco Group immediately prior to Closing;

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the foregoing;

Enterprise Value means an amount equal to £2,175,000,000;

Event means any event, circumstance, effect, occurrence or state of affairs or any combination of them (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards);

Excluded Asset means any property, right or asset of any member of the CPW Group which does not form part of the Distribution Business, or is part of the Excluded Business;

Excluded Business means:

(a)                                  any member of the CPW Group;

(b)                                 all businesses carried on by and assets of the CPW Group including without limitation:

(i)	the mobile virtual network operator business which it carries out in France, predominantly under the “Virgin” brand by Omer Telecom Limited; and

(ii)

all of the fixed line telephony business and assets (including broadband data) carried on by the CPW Group (including under the brands of “Opal”, “TalkTalk” and “AOL”) in the UK, Republic of Ireland and Belgium and any other countries from time to time, excluding such business in Spain and Switzerland;

(c)                                  all freehold properties owned by the CPW Group and the Newco Group as at the date of this Agreement; and

(d)                                 all Employee Benefit Trusts of The Carphone Warehouse Limited as at the date of this Agreement

Excluded Liability means any liability, duty or obligation of any member of the CPW Group which does not relate to, or does not form part of, the Distribution Business, or is part of the Excluded Business;

Exhibits means exhibits 1 to 6 to this Agreement, and Exhibit shall be construed accordingly;

Existing Policies has the meaning given in clause 14.2;

External Debt means, in relation to each member of the Newco Group any Financial Debt owed by that member of the Newco Group to any banking, financial, acceptance credit, lending or other similar institution or organisation which, in each case, is not a member of CPW Group; for the avoidance of doubt, Total Newco Debt (and any interest thereon) does not constitute External Debt;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation except money owing in the ordinary course of business and any hire purchase or lease arrangements for assets used in the ordinary course of business;

Firm has the meaning given to it in Schedule 6;

FSA means the Financial Services Authority;

FSA Condition has the meaning given in clause 4.1(c);

FSMA means the Financial Services and Markets Act 2000;

Geek Squad means Geek Squad UK Limited (company number 06032807);

Geek Squad Business means the business carried on by Geek Squad of the installation, maintenance and repair of software, hardware, computers, broadband services and other related software and hardware for any type of customers including without limitation residential and business broadband customers and the provision of and/or sale of related products and services;

Geek Squad Shares means 50% of the issued ordinary shares in Geek Squad, held by a member of the Best Buy Group;

Geek Squad SPA means the sale and purchase agreement, in the Agreed Form, in relation to the sale of the Geek Squad Shares to Newco;

Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

Group relief has the meaning given in the Tax Covenant;

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between any member of the CPW Group and any member of the Newco Group in respect of inter-company trading activity and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Debt:

(a)                                  includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to Closing; but

(b)                                 excludes (i) amounts included in Total Newco Debt and (ii) amounts in respect of group relief payments (if applicable).

Insurance Business means the business of providing insurance for mobile handsets, airtime contracts and accessories, as carried on by the CPW Group;

Intertan Plan means the defined benefit scheme in respect of the former employees of the Tandy pension scheme who were transferred to the Carphone Warehouse Limited in 1999;

IT Systems means the information and communications technologies used by the Newco Group;

January Balance Sheet means the provisions and liabilities stated in the unaudited balance sheet of the Distribution Business as at 31 January 2008, in the Agreed Form, insofar as such provisions or liabilities are also stated in the 2008 Accounts;

Key Amounts means the Total Newco Debt, the Core Debt, the Reorganisation Adjustment and the Working Capital Amount;

Key Managers means those Employees whose names are set out in Exhibit 6;

Key Warranties means the Warranties set out in paragraphs 1.1, 1.2, and 1.3, and section 2, of Schedule 1;

LIBOR means the display rate per annum of the offered quotation for deposits in sterling for a period of one month] which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

Newco means CPW Distribution Holdings Limited (company number 06534088)(to be renamed Best Buy Distribution Holdings Limited);

Newco Group means Newco and its subsidiaries from time to time (including, as at the date of this Agreement, the Subsidiaries);

Non-Tax Claim means a Claim other than a Tax Claim;

Ordinary Shares means ordinary shares of £1.00 each in the capital of Newco;

Owned IP means the registered Intellectual Property Rights owned by the Newco Companies;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;

PHH UK has the meaning given in clause 6.6;

PHH UK Reorganisation has the meaning given in clause 6.6;

Price has the meaning given in clause 2.1;

Properties means the leasehold interests of the Newco Group brief particulars of which are set out in Exhibit 5;

Relief has the meaning given in the Tax Covenant;

Reorganisation means the reorganisation to be undertaken prior to Closing, in accordance with the terms of the Reorganisation Steps Paper;

Reorganisation Adjustment has the meaning given in clause 2.1;

Reorganisation Steps Paper means the steps paper prepared by CPW relating to the Reorganisation in the Agreed Form, as may be updated between the date of this Agreement and Closing pursuant to clause 5.2;

Sellers means CPW and CPW Affiliate;

Services Agreement means the agreement between CPW and Newco in relation to the provision of certain services and assets after Closing, in the Agreed Form;

Shareholders’ Agreement means the shareholders’ agreement in the Agreed Form;

Shares means such number of Ordinary Shares that on Closing shall represent 50% of the issued Ordinary Shares;

Subsidiaries means, in the case of CPW, the companies details of which are set out in Exhibit 2 and Subsidiary means any one of them;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Surviving Provisions means clauses 18 (Announcements), 19 (Assignment), 21 (Costs), 22 (Notices), 23 (Conflict with other Agreements), 24 (Whole Agreement), 25 (Waivers, Rights and Remedies), 28 (Variations), 29 (Invalidity), 30 (Third Party Enforcement Rights), 33 (Governing Law and Jurisdiction), paragraphs 2.1(c), (e) (f) and paragraph 3 of Part B of Schedule 7 (Tax Covenant) and Schedule 9 (Definitions and Interpretation);

tax and taxation have the meanings given in the Tax Covenant;

tax authority has the meaning given in the Tax Covenant;

Tax Claim means a claim for a breach of any of the Tax Warranties or a claim under the Tax Covenant;

Tax Covenant means the covenant relating to tax set out in Part B of Schedule 7;

Tax Warranties means the warranties set out in Part A of Schedule 7;

Telecoms Distribution Agreement means the agreement between CPW Group and Newco Group in relation to the selling of fixed line telephony and broadband services of the CPW Group by the Newco Group, in the Agreed Form;

Telecoms Services Agreement means the agreement between CPW Group and Newco Group in relation to the supply of certain telecommunications services by CPW Group to Newco Group, in the Agreed Form;

Third Party Assurances means all guarantees, indemnities, counter indemnities and letters of comfort of any nature given to a third party by a member of the CPW Group in respect of any obligation of a member of the Newco Group, including without limitation those listed in Exhibit 1;

Third Party Claim has the meaning given in clause 10.1;

Third Party Consents means the Best Buy Third Party Consent and the CPW Third Party Consent;

Third Party Consent Date has the meaning given in clause 6.5.

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Title Claim means a claim for breach of any of the Warranties set out in paragraph 2 of Schedule 1;

Total Newco Debt means all amounts due to CPW Group at Closing from Newco Group/the Distribution Business at Closing on any account including working capital but excluding Inter-Company Trading Debt;

Transaction means the transaction contemplated by the Transaction Documents including the Reorganisation, the sale and purchase of the Shares and the entry into of the Commercial Agreements;

Transaction Documents means this Agreement, the Disclosure Letter and any documents in Agreed Form;

UK Authorised Person means a person authorised for the purposes of FSMA which is a body incorporated in, or an unincorporated association formed under the law of, any part of the United Kingdom but is not an operator, trustee or depositary of a collective investment scheme constituted in another European Economic Area recognised in accordance with section 164 of FSMA;

UK GAAP means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Taskforce Abstracts issued or adopted by the UK Accounting Standards Board and extant as at Closing;

Unconditional Date has the meaning given in clause 4.4;

VAT means value added tax and any similar sales or turnover tax;

Voting Power of Attorney means an irrevocable power of attorney in the Agreed Form;

Warranties means the warranties given by the Sellers to Best Buy and Best Buy Acquisition Co pursuant to clause 8 and set out in Schedule 1, and the Tax Warranties;

Working Capital Amount means Total Newco Debt less Core Debt;

Working Capital Facility means the revolving credit facility in the Agreed Form; and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2.                                       Interpretation. In this Agreement, unless the context otherwise requires:

(a)                                  any obligations given by the Sellers in this Agreement are given jointly and severally;

(b)                                 references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(c)                                  headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)                                 references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(e)                                  references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(f)                                    any warranty in this Agreement which is limited by awareness shall be deemed to be made on the basis of the actual knowledge of the warrantor and the knowledge it would have had if it had made due and careful enquiry;

(g)                                 any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.                                       Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of CPW or Best Buy under this Agreement.

4.                                       Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

5.                                       Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:	/s/ Charles Dunstone
for and on behalf of	)
THE CARPHONE WAREHOUSE	)
GROUP PLC	)	NAME:	Charles Dunstone

SIGNED	)	SIGNATURE:	/s/ Roger Taylor
for and on behalf of	)
Company to be renamed	)
CPW RETAIL HOLDINGS LIMITED	)
(currently named	)
CPWCO 13 LIMITED))		NAME:	Roger Taylor

SIGNED	)	SIGNATURE:	/s/ Brad Anderson
for and on behalf of	)
BEST BUY CO., INC.	)	NAME:	Brad Anderson

SIGNED	)	SIGNATURE:	/s/ Bob Willett
for and on behalf of	)
BEST BUY DISTRIBUTIONS LIMITED	)	NAME:	Bob Willett